Exhibit 4.1
EXECUTION VERSION

PURCHASE AND SALE AGREEMENT
by and among
ANP ERCOT ACQUISITION, LLC
as Buyer
and
TOPAZ POWER GROUP GP, LLC
and
TOPAZ POWER GROUP LP, LLC
as Sellers

Dated as of April 18, 2006

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Section 6.3	Further Conditions to Buyer’s Obligations	35

	ARTICLE VII
	TERMINATION AND ABANDONMENT

Section 7.1	Termination	36
Section 7.2	Procedure for and Effect of Termination	36

	ARTICLE VIII
	MISCELLANEOUS PROVISIONS

Section 8.1	Representations and Warranties and Covenants	37
Section 8.2	Amendment and Modification	37
Section 8.3	Entire Agreement; Assignment	37
Section 8.4	Severability	38
Section 8.5	Notices	38
Section 8.6	Governing Law	40
Section 8.7	Descriptive Headings	40
Section 8.8	Counterparts	40
Section 8.9	Fees and Expenses	40
Section 8.10	Interpretation	41
Section 8.11	Third-Party Beneficiaries	42
Section 8.12	No Waivers	42
Section 8.13	Specific Performance	42

	EXHIBITS AND SCHEDULES

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Amendment to SES PPA
Exhibit C	[Reserved]
Exhibit D-1	[Reserved]
Exhibit D-2	Surviving Intercompany Arrangements
Exhibit E	Buyer’s Parent Guarantee and Lender Commitment

INDEX OF TERMS

Term	Page
Acquisition	1
Action	13
Adjustment Amount	3
Adjustment Statement	3
Affiliate	41
Agreement	1
Allocation	5
Approval	8
Approvals	8
Benefits Maintenance Period	29
Buyer	1
Buyer Benefit Plans	29
Buyer Material Adverse Effect	21
Capital Expenditure Account	3
Capital Expenditure Account Balance	3
Cash Consideration	2
Closing	1
Closing Date	1
Closing Date Capital Expenditure Account Balance	3
Closing Date Net Working Capital	3
Code	5
Company	1
Company Affiliate Contracts	21
Company Contracts	19
Company Insurance Policies	20
Company IP	41
Company Material Adverse Effect	9
Company Securities	11
Conclusive Adjustment Amount	5
Conclusive Adjustment Statement	4
Conclusive Statement	4
Confidentiality Agreement	26
Consideration	2
Contract	8
Contracts	8
Credit Agreement	6
Derivative Product	20
Disclosure Letter	9
DOJ	27
Environmental Claim	17
Environmental Law	18
Environmental Permits	16
ERCOT ISO	8
ERISA	14
Escrow Account	2
Escrow Agent	2
Escrow Agreement	2
Escrow Amount	2
Estimated Closing Date Capital Expenditure Account Balance	3
Estimated Net Working Capital	3
Final Allocation	5
Financial Statements	12
FTC	27
GAAP	11
Governmental Authority	9
Hazardous Substance	18
HSR Act	11
Indebtedness	11
Intellectual Property	41
Intercompany Arrangement	33
Law	12
Laws	12
Leased Real Property	15
Leases	15
Liabilities	12
Liens	10
Modified Net Working Capital	2
Neutral Accounting Arbitrator	4
Optional Termination Date	36
Order	11
Other Regulations	26
Owned Real Property	15
Parties	1
Party	1
Pay-Off Letters	6
Permits	13
Permitted Liens	16
Person	41
Plant	1
Preliminary Statement	3
PUC	12
PURA	12

Term	Page
Real Property	15
Release	18
Released Claims	33
Released Parties	33
Remedial Action	18
Representatives	26
Required Approvals	11
Resolution Period	4
Securities Act	23
Seller	1
Sellers	1
Sellers Benefit Plans	14
Sellers Employees	14
Sellers’ Statement	4
Sempra	14
SES PPA	33
SES PPA Amendment	6
Sharing Percentage	2
Statement	3
STS	14
STS Employees	14
Subsidiary	41
Surviving Intercompany Arrangement	33
Target Modified Net Working Capital	3
Tax Return	15
Taxes	15
Termination Date	36
Title Commitment	16
Topaz GP	1
Topaz LP	1
Topaz Power Group	13
Topaz Power Partners	6
TPG Employees	13
TPG Transferred Employee	29
Transition Services Agreement	34
Units	1

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PURCHASE AND SALE AGREEMENT
     PURCHASE AND SALE AGREEMENT, dated as of April 18, 2006 (this “Agreement”), by and among ANP ERCOT ACQUISITION, LLC, a Delaware limited liability company (“Buyer”), TOPAZ POWER GROUP GP, LLC (“Topaz GP”), a Delaware limited liability company, and TOPAZ POWER GROUP LP, LLC (“Topaz LP”), a Delaware limited liability company (each of Topaz GP and Topaz LP a “Seller,” and together the “Sellers”). Buyer and Sellers are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”
     WHEREAS, as of the date of this Agreement, Sellers own in the aggregate 100% of the issued and outstanding partnership units (the “Units”) of Coleto Creek Power, LP, a Texas limited partnership (the “Company”), which partnership units constitute all of the issued and outstanding equity interests in the Company;
     WHEREAS, the Company owns that certain coal fired power plant located in Goliad County, Texas, commonly known as the Coleto Creek Generating Facility (the “Plant”);
     WHEREAS, Buyer desires to purchase from Sellers 100% of the Units (the “Acquisition”); and
     WHEREAS, the Board of Directors of Buyer have approved and deem it advisable and in the best interest of Buyer to consummate the transactions contained in this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:
ARTICLE I
PURCHASE AND SALE OF THE UNITS
     Section 1.1 Time and Place of Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Acquisition (the “Closing”) will take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York at 9:00 a.m. (local time) on the fifth business day following the date on which all of the conditions set forth in Article VI (other than those that by their nature are intended to be satisfied at the Closing) have been satisfied or waived, or at such other date, place or time as Sellers and Buyer may agree (the “Closing Date”). The transactions contemplated by this Agreement shall be deemed to be effective at 12:01 a.m. (local time) on the Closing Date.
     Section 1.2 Purchase and Sale of Units.
     (a) At the Closing, upon the terms and subject to the conditions of this Agreement, each Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from such Seller, all Units owned by such Seller as of the Closing Date, in each case free and clear of any and all

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Liens (other than Liens in favor of Buyer), for aggregate consideration from Buyer in respect of the Units equal to the sum of the following (together, the “Consideration”):
          (i) cash in an amount equal to the Cash Consideration plus
          (ii) the Escrow Amount.
     (b) At the Closing, Buyer shall pay the Consideration as follows:
          (i) cash in an amount equal to $10,000,000 (the “Escrow Amount”), which amount shall be paid by wire transfer of immediately available funds to the account (the “Escrow Account”) designated by an escrow agent selected by Sellers and reasonably acceptable to Buyer (the “Escrow Agent”) pursuant to an escrow agreement substantially in the form of Exhibit A hereto, with such modifications, if any, as shall be requested by the Escrow Agent and mutually acceptable to Sellers and Buyer (the “Escrow Agreement”) and which Escrow Amount shall be released to Sellers and/or Buyer, as the case may be, pursuant to Section 1.3; and
          (ii) each Seller shall receive from Buyer its Sharing Percentage of the Cash Consideration by wire transfer of immediately available U.S. funds.
     The “Sharing Percentage” of each Seller shall be equal to the “Sharing Percentage” set forth opposite such Seller’s name on Annex A hereto. All deliveries and payments to be made by Buyer to Sellers under this Agreement shall be made in accordance with the Sharing Percentages set forth on Annex A attached hereto, as amended, and Buyer shall not be liable for the allocation of particular deliveries and payments among Sellers so long as such deliveries and payments are made in accordance with Annex A.
     (c) For the purposes of this Agreement, the following terms shall be defined as follows:
          (i) The “Cash Consideration” shall mean cash in an amount equal to (i) $1,132,500,000 plus (ii) the Estimated Modified Net Working Capital minus Target Modified Net Working Capital (which amount, for the avoidance of doubt, may be a negative number) plus (iii) the positive amount of the Estimated Closing Date Capital Expenditure Account Balance.
          (ii) “Modified Net Working Capital,” as of a particular date, shall mean the current assets of the Company specified in Section 1.2 of the Disclosure Letter as of such date less the current liabilities of the Company specified in Section 1.2 of the Disclosure Letter as of such date, all as determined pursuant to, and using, the same accounting principles, methodologies and policies specified in Section 1.2 of the Disclosure Letter for determining Target Modified Net Working Capital and, to the extent not specified therein, in accordance with GAAP as applied in the preparation of the Financial Statements; provided, that, in furtherance and not in limitation of Section 1.2 of the Disclosure Letter in determining Modified Net Working Capital, current maturities of long-term Indebtedness and related interest and amounts payable under interest rate swaps shall be excluded.

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          (iii) “Target Modified Net Working Capital” shall have the meaning given such term in Section 1.2 of the Disclosure Letter.
          (iv) “Capital Expenditure Account Balance,” as of a particular date, shall mean the amount available in the capital expenditures reserve account, Account No. 30574195, with Citibank, N.A. (the “Capital Expenditure Account”), as of such date; provided that, at Closing, (A) the amount in the Capital Expenditure Account shall not exceed $40,000,000 and (B) all funds in the Capital Expenditure Account shall be transferred to Buyer.
     Section 1.3 Purchase Price Adjustment.
     (a) Sellers shall, at least five (5) business days prior to the Closing Date, cause to be prepared and delivered to Buyer a statement (the “Preliminary Statement”), setting forth Sellers’ good faith estimate of each of the Modified Net Working Capital as of the Closing Date (the “Closing Date Modified Net Working Capital”) and the Capital Expenditure Account Balance as of the Closing Date (the “Closing Date Capital Expenditure Account Balance”). The estimate of Closing Date Modified Net Working Capital is referred to herein as the “Estimated Modified Net Working Capital” and the estimate of the Closing Date Capital Expenditure Account Balance is referred to herein as the “Estimated Closing Date Capital Expenditure Account Balance.”
     (b) Within forty-five (45) calendar days after the Closing Date, Buyer shall cause to be prepared and delivered to Sellers a statement (the “Statement”) setting forth Buyer’s calculations of Closing Date Modified Net Working Capital, the Closing Date Capital Expenditure Account Balance and the components and calculation of each, which comments and calculations shall be included and made in accordance with Section 1.2 of the Disclosure Letter and, to the extent not provided for therein, GAAP (in each case as and to the same extent determined pursuant to Section 1.2(c)(ii)). At the same time, Buyer shall also cause to be prepared and delivered to Sellers a statement (the “Adjustment Statement”) setting forth the calculation (whether a positive or negative number) of (i) the amount of the Closing Date Modified Net Working Capital as shown on the Statement minus the Estimated Modified Net Working Capital plus (ii) the Closing Date Capital Expenditure Account Balance minus the Estimated Closing Date Capital Expenditure Account Balance (the sum of such amounts, whether a positive or negative number, the “Adjustment Amount”). Buyer shall provide Sellers and their accountants with access to the relevant books and records of the Company and the Sellers Employees to the extent required in connection with their review of and any dispute with respect to the Statement and the Adjustment Statement and shall furnish Sellers with any other information that might be relevant to the calculation of Closing Date Modified Net Working Capital or the Closing Date Capital Expenditure Account Balance. If, at any time prior to the final resolution of all disputed items on the Statement or the Adjustment Statement, additional information shall become known to Buyer or Sellers that would change the amount of the Closing Date Modified Net Working Capital or the Closing Date Capital Expenditure Account Balance shown on the Statement or the calculation thereof, then Buyer shall amend the Statement and Adjustment Statement to reflect such additional information. Buyer or Sellers shall promptly notify Sellers or Buyer, as applicable, upon becoming aware of any additional information prior to the end of the Resolution Period.

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     (c) After receipt of the Statement and the Adjustment Statement, Sellers will have thirty (30) calendar days from receipt to review the Statement and the Adjustment Statement together with the workpapers used in their preparation. Unless Sellers deliver to Buyer written notice setting forth in reasonable detail the specific items disputed by Sellers and a written statement setting forth Sellers’ calculation of each line item shown on the Statement so disputed and the amount in dispute (the “Sellers’ Statement”) on or prior to the thirtieth (30th) day after receipt of the Statement and the Adjustment Statement, Sellers will be deemed to have accepted and agreed to the Statement and the Adjustment Statement and such agreement will be final, binding and conclusive. Any items on the Statement or Adjustment Statement as to which Sellers have not given notice of their objection and provided an alternative calculation on Sellers’ Statement will be deemed to have been agreed upon by the Parties, subject to the penultimate sentence of Section 1.3(b). If Sellers so notify Buyer of their objections to any of the Statement or the Adjustment Statement and provide Buyer with Sellers’ Statement in a timely manner, Buyer and Sellers will, within thirty (30) calendar days following such notice (the “Resolution Period”), attempt to resolve their differences. Any resolution by Buyer and Sellers during the Resolution Period as to any disputed amounts will be final, binding and conclusive. If the amount claimed by Buyer on the Adjustment Statement to be owed by Sellers is less than the Escrow Amount, then, promptly after delivery of the Adjustment Statement, any amount on deposit in the Escrow Account that is in excess of the amount claimed by Buyer to be owed by Sellers under this Section shall be distributed from the Escrow Account to Sellers in accordance with the Escrow Agreement, and Buyer agrees to reasonably cooperate with Sellers in any necessary joint instruction to the Escrow Agent. Money released from the Escrow Account to Sellers shall be distributed to Sellers in accordance with the Sharing Percentages set forth on Annex A.
     If Buyer and Sellers do not resolve all disputed items by the end of the Resolution Period, then all items remaining in dispute will be submitted within ten (10) days after the expiration of the Resolution Period to a national independent accounting firm mutually acceptable to Buyer and Sellers (the “Neutral Accounting Arbitrator”); it being understood that no member of the Neutral Accounting Arbitrator’s engagement team shall have an existing professional relationship with Buyer or any of its Affiliates. The Neutral Accounting Arbitrator shall act as an arbitrator to determine only those items in dispute. All fees and expenses relating to the work, if any, to be performed by the Neutral Accounting Arbitrator will be allocated between Buyer, on the one hand, and Sellers, on the other hand, in inverse proportion as they shall prevail on the amounts of such disputed items so submitted (as finally determined by the Neutral Accounting Arbitrator). The Neutral Accounting Arbitrator will deliver to Buyer and Sellers a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Accounting Arbitrator by Sellers and Buyer) of the disputed items within thirty (30) days of receipt of the disputed items (or as soon as practicable thereafter), which determination will be final, binding and conclusive. The final, binding and conclusive Statement and Adjustment Statement, which either are agreed upon by Buyer and Sellers or are delivered by the Neutral Accounting Arbitrator in accordance with this Section 1.3, will be the “Conclusive Statement” and the “Conclusive Adjustment Statement,” respectively. In the event that either Buyer or Sellers fails to submit its statement regarding any items remaining in dispute within the time determined by the Neutral Accounting Arbitrator, then the Neutral Accounting Arbitrator shall

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render a decision based solely on the evidence timely submitted to the Neutral Accounting Arbitrator by Buyer and/or Sellers.
     (d) If the Adjustment Amount as shown on the Conclusive Adjustment Statement (the “Conclusive Adjustment Amount”) is a negative number, then the Cash Consideration will be reduced by the amount of the Conclusive Adjustment Amount, but not in excess of the Escrow Amount, and Buyer shall be entitled to payment of such amount from the Escrow Account by wire transfer of immediately available funds to an account or accounts designated by the Party entitled to receive such funds (and Sellers agree to cooperate reasonably in facilitating such payment, including by executing and delivering an appropriate joint instruction to the Escrow Agent). If the Conclusive Adjustment Amount is a positive number, then the Cash Consideration will be increased by the amount of the Conclusive Adjustment Amount, but not in excess of the Escrow Amount, and Buyer shall pay to Sellers cash equal to such amount, to be paid to an account or accounts designated in writing by Sellers prior to the date when such payment is due. All payments to be made pursuant to this Section 1.3(d) will be made on the fifth business day following the date on which Buyer and Sellers agree to, or the Neutral Accounting Arbitrator delivers, the Conclusive Statement and the Conclusive Adjustment Statement and, in the case of payment to Buyer, instruct the Escrow Agent by joint written instruction accordingly. If the Conclusive Adjustment Amount is a positive number, or is a negative amount that is less than the amount remaining on deposit in the Escrow Account, then, promptly after determination of the Conclusive Adjustment Amount, any amount remaining on deposit in the Escrow Account that is in excess of the lesser of the Conclusive Adjustment Amount and the Escrow Amount shall be distributed from the Escrow Account to Sellers in accordance with the Escrow Agreement, and Buyer agrees to reasonably cooperate with Sellers in any necessary joint instruction to the Escrow Agent. Money released from the Escrow Account to Sellers shall be distributed to Sellers in accordance with the Sharing Percentages set forth on Annex A.
     (e) Buyer acknowledges and agrees that its sole and exclusive remedy for any amount due to it pursuant to this Section 1.3 shall be its right to payment from the Escrow Account in an amount not to exceed the Escrow Amount. Sellers acknowledge and agree that their sole and exclusive remedy for any amount due to them pursuant to this Section 1.3 shall be the right to payment from Buyer in an amount not to exceed the Escrow Amount.
     Section 1.4 Purchase Price Allocations. Sellers and Buyer agree that the Consideration shall be allocated for federal income tax purposes in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Buyer shall, within sixty (60) days after the Conclusive Adjustment Amount is determined, prepare and deliver to Sellers for their review a schedule allocating the Consideration (and any other items that are required for federal income tax purposes to be treated as part of the purchase price of the Units) among the purchased assets (such schedule, the “Allocation”). Sellers shall review such Allocation and provide any objections to Buyer within thirty (30) days after the receipt thereof. In the event Sellers do not object to Purchaser’s Allocation, such Allocation shall be final (the “Final Allocation”) and Buyer and Sellers shall report such Final Allocation for Tax purposes and file Tax Returns (including Form 8594 under Section 1060 of the Code) in a manner consistent with such mutually agreed Final Allocation. If Sellers raise any objection to the Allocation, the Parties will negotiate in good faith to resolve such objection(s). If the Parties are unable to agree on the Allocation within sixty (60) days after Sellers raise such objections, then Sellers and

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Buyer shall not be bound by the Allocation and each Party shall allocate the Purchase Price to the purchased assets as such Party determines is proper.
     Section 1.5 Preliminary Information. At least five (5) business days prior to the Closing Date, Sellers shall deliver to Buyer instructions designating the account or accounts to which the Cash Consideration shall be deposited by federal funds wire transfer of immediately available funds on the Closing Date.
     Section 1.6 Sellers’ Closing Deliverables. At the Closing, Sellers shall deliver to Buyer:
     (a) all certificates representing the Units, together with duly executed unit powers of Sellers, as applicable, transferring title of the Units, free and clear of any Liens (other than Liens in favor of Buyer), to Buyer;
     (b) the Escrow Agreement, duly executed by Sellers;
     (c) an amendment to the Master Power Purchase and Sale Agreement, dated June 28, 2004, between Sempra Energy Solutions and Coleto Creek WLE, LP, in the form of Exhibit B (the “SES PPA Amendment”), duly executed by Sempra Energy Solutions;
     (d) the officer’s certificate required by Section 6.2(c);
     (e) written resignations (or removals), effective as of the Closing, of the officers and managers of the Company identified by Buyer no less than five (5) business days prior to the Closing;
     (f) a duly executed and acknowledged certificate, in form and in substance reasonably acceptable to Buyer and in accordance with the Code and the Treasury Regulations, certifying the non-foreign status as provided under Treasury Regulation Section 1.1445-2(b)(2) of Topaz Power Partners, LLC (“Topaz Power Partners”), a Delaware limited liability company and sole member of each of Sellers;
     (g) duly executed pay-off letters (including appropriate documents and instruments for the release or termination of all Liens securing Indebtedness of the Company) (the “Pay-Off Letters”) acknowledging repayment in full of all Indebtedness of the Company, including but not limited to Indebtedness outstanding pursuant to the Amended and Restated Credit Agreement (as amended and restated from time to time, the “Credit Agreement”), dated as of July 30, 2004, among the Company, the Lenders (as defined in the Credit Agreement), the Revolving Issuing Bank (as defined in the Credit Agreement) and the Term Issuing Bank (as defined in the Credit Agreement) in the form customarily provided by such Lenders; and
     (h) in each case (a) to the extent owned by the Company and in the possession of the Company or its Affiliates (b) not subject to attorney-client privilege to the extent delivery to Buyer would reasonably be expected to cause such privilege to be waived and (c) not primarily related to Persons retained by the Sellers or their respective Affiliates (other than the Company), any and all books and records of the Company including for the avoidance of doubt documents necessary to permit Buyer to determine periods of service for vesting and benefits purposes and

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payments of benefits deductibles during 2006, all corporate, limited liability company or partnership books and records, documents, drawings, existing as built drawings, reports, operating data (including historical data in electronic form), employment data and demographic data relating to employees, operating safety and maintenance manuals, preventive and predictive maintenance records, inspection reports, calibration and test reports, non-destructive examination reports, engineering design plans, blueprints, specifications and procedures and similar items, located at the Plant or in the possession and control of Sellers or any of their respective Affiliates and relating to the Plant or otherwise relating to the Company or its business.
     Section 1.7 Buyer’s Closing Deliverables. At the Closing, Buyer shall deliver to Sellers:
     (a) the Cash Consideration, to be paid by Buyer to Sellers in accordance with the instructions pursuant to Section 1.2;
     (b) the SES PPA Amendment, acknowledged by Buyers;
     (c) the Escrow Agreement, duly executed by Buyer; and
     (d) the officer’s certificate required pursuant to Section 6.3(c).
     At the Closing, Buyer shall further deliver the Escrow Amount into the Escrow Account in accordance with Section 1.2(b)(i) and the Escrow Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES CONCERNING EACH SELLER
     Each Seller, severally and jointly, represents and warrants to Buyer as of the date hereof and as of the Closing Date (except to the extent that such representations and warranties speak as of an earlier date, in which case such representations and warranties are made only as of such date), as follows:
     Section 2.1 Organization; Etc. Such Seller, (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite limited liability company power and authority to execute and deliver this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto and (c) is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the ability of such Seller to perform its obligations hereunder.
     Section 2.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection

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herewith or delivered pursuant hereto by each Seller, and the consummation of the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly and validly authorized by all requisite limited liability company action on the part of each Seller and no other limited liability company actions or proceedings on the part of such Seller are necessary to authorize the execution, delivery and performance by such Seller of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by such Seller or for such Seller to consummate the transactions so contemplated. This Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been, or will be, duly and validly executed and delivered by such Seller and, with respect to this Agreement and any other such agreement, assuming it has been duly authorized, executed and delivered by any other party, constitutes, or will constitute when executed, a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except that (a) enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     Section 2.3 Ownership of Equity Interests. Such Seller owns beneficially and of record the Units set forth opposite such Seller’s name on Section 2.3 of the Disclosure Letter, which Units constitute all of the issued and outstanding equity interests in the Company. At the Closing Date and prior to the Closing, all of the outstanding Units will be owned beneficially and of record by a Seller.
     Section 2.4 Consents and Approvals; No Violations. Except for the Required Approvals (as defined in Section 3.4), none of the execution, delivery and performance of this Agreement and any other agreements and instruments executed in connection herewith or delivered pursuant hereto by such Seller, nor the consummation by such Seller of the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith or delivered pursuant hereto, will (a) conflict with, violate or result in any breach of any provision of the certificate of formation, limited liability company agreement, bylaws or similar documents, as applicable, of such Seller, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent under, any written contract, agreement, note, bond, mortgage, indenture or lease (collectively, “Contracts” and individually, a “Contract”) to which such Seller is a party or by which it or any of its businesses, properties or material assets are bound, (c) violate any Order, Law or Permit that is currently in effect applicable to such Seller or its business, properties or assets, or (d) require of any Seller any permit, license, authorization, certification, consent, approval or concession from, action by, filing with or notification to (collectively, “Approvals” and, individually, an “Approval”), any foreign, Federal, state, or local government or regulator or any court, arbitrator, administrative agency, regional transmission organization, the Electric Reliability Council of Texas independent system operator (the “ERCOT ISO”), or commission or other governmental, quasi-governmental, taxing or regulatory (including a stock exchange or other self-regulatory body)

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authority, official or agency (including a public utility commission, public services commission or similar regulatory body), domestic, foreign or supranational (a “Governmental Authority”), except in the case of clauses (b), (c) and (d) of this Section 2.4, those which would not reasonably be expected to, individually or in the aggregate, (i) prevent or materially impair or delay the ability of such Seller or Buyer to perform its obligations hereunder, or (ii) have a Company Material Adverse Effect.
     Section 2.5 Brokers; Finders and Fees. Except as described in Section 2.5 of the disclosure letter delivered by Sellers to Buyer concurrently with the execution hereof (the “Disclosure Letter”), neither such Seller nor its Affiliates has employed, engaged or entered into a Contract with any investment banker, broker, finder, other intermediary or any other Person or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions, finders’ fees or any other fee in connection with this Agreement or the transactions contemplated by this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
     Each Seller, severally and jointly, represents and warrants to Buyer as of the date hereof and as of the Closing Date (except to the extent that such representations and warranties speak as of an earlier date, in which case such representations and warranties are made only as of such date), as follows:
     Section 3.1 Organization; Etc. The Company (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite partnership power and authority to own, lease and operate all of its properties and assets and to carry on its business substantially as it is now being conducted, and (c) is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
     As used in this Agreement, the term “Company Material Adverse Effect” means any change, development, event, effect, condition or occurrence that would reasonably be expected to be materially adverse to the assets, properties, or condition (financial or otherwise) of the Company taken as a whole; provided, however, that any adverse change (or changes taken together) or effect attributable to any of the following, in each case shall not constitute a Company Material Adverse Effect: (a) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, Order, protocol or any other Law of or by any Governmental Authority (including, for the avoidance of doubt, the ERCOT ISO), (b) changes or developments in international, national, regional, state or local wholesale or retail markets for power or fuel, including, without limitation, changes in commodity prices, related products, or availability or costs of transportation, (c) changes or developments in national, regional, state or local wholesale or retail power prices, (d) system-wide changes or developments in national, regional or state electric transmission or distribution systems, (e) the announcement, pendency or consummation of the transactions contemplated by

9

this Agreement (including any decrease in customer demand, any reduction in revenues, any disruption in supplier, partner or similar relationships, or any loss of employees) and (f) changes or developments in financial or securities markets or the economy in general. Furthermore, for the purposes of this Agreement, any determination as to whether any Laws, changes and/or developments have a Company Material Adverse Effect shall be made only after taking into account (i) all effective insurance coverage and effective indemnifications with respect to such Laws, changes and developments and (ii) the extent to which any such Laws, changes and developments are cured (including by the payment of money) before the earlier of the Closing or the termination of this Agreement.
     Section 3.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by the Company and the consummation of the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly and validly authorized by all requisite partnership action on the part of the Company and no other actions or proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by the Company. Other than approvals received on or prior to the date hereof, no vote of the holders of Units is necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been, or will be, duly and validly executed and delivered by the Company and, with respect to this Agreement and any other such agreement, assuming it has been duly authorized, executed and delivered by any other party, constitutes, or will constitute when executed, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (a) enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     Section 3.3 Capitalization.
     (a) As of the date hereof, the outstanding equity interests of the Company consist of 1,000 Units. Section 3.3(a)(i) of the Disclosure Letter sets forth the name, jurisdiction of organization and capitalization of the Company. All outstanding Units are validly issued, fully paid and nonassessable, and owned by a Seller free of preemptive (or similar) rights and free and clear of any security interests, liens, claims, pledges, limitations in voting, dividend or transfer rights, charges or other similar encumbrances (“Liens”), except for Liens pursuant to the Credit Agreement (which shall be released on the Closing Date). Except as set forth in Section 3.3(a)(i) of the Disclosure Letter and the first sentence of this Section 3.3(a), there are not (A) any capital stock or other equity interests or voting securities, in the Company issued or outstanding, (B) any securities convertible into or exchangeable or exercisable for shares of any capital stock or equity interests or voting securities in the Company, (C) any subscriptions, options, warrants, calls, rights, convertible securities or other Contracts or commitments of any character obligating the

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Company to issue, transfer or sell any of its capital stock or other equity interests or voting securities, or (D) any equity equivalents, interests in the ownership or earnings or similar rights, or any agreements, arrangements or understandings granting any Person any rights in the Company similar to capital stock or other equity interests or voting securities (the items in clauses (A), (B), (C) or (D), collectively, “Company Securities”). Except as set forth in Section 3.3(a)(ii) of the Disclosure Letter, there are no (1) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities or (2) outstanding obligations of the Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any other Person, including as a result of the transactions contemplated by this Agreement.
     (b) The Company has no direct or indirect equity interest in any Person.
     (c) Section 3.3(c)(i) of the Disclosure Letter sets forth a true and complete list of each Contract in effect on the date of this Agreement pursuant to which any Indebtedness of the Company in excess of $250,000 is outstanding or may be incurred. No Contract pursuant to which any Indebtedness of the Company is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable for, securities having the right to vote) on any matters on which the equityholders of the Company may vote. “Indebtedness” means (A) indebtedness, liabilities or obligations for or related to borrowed money or for or related to the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), including indebtedness evidenced by a note, bond, debenture or similar instrument, (B) obligations required to be classified and accounted for as a liability (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) on a balance sheet under United States generally accepted accounting principles (“GAAP”), (C) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (D) obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements (but for clarification, in all events excluding commodity swaps, caps and similar agreements) and (E) guarantees of any of the foregoing of another Person.
     Section 3.4 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or as set forth in Section 3.4 of the Disclosure Letter (collectively, the “Required Approvals”), none of the execution, delivery and performance of this Agreement by Sellers, nor the consummation by Sellers of the transactions contemplated by this Agreement and any other agreements and instruments executed in connection herewith or delivered pursuant hereto, will (a) conflict with, violate or result in any breach of any provision of the certificate of formation, limited partnership agreement, regulations, bylaws or similar documents, as applicable, of the Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent or result in a material loss of a material benefit to the Company under, any Contract to which the Company is a party or by which the Company or its businesses, properties or assets are bound, (c) violate any order, judgment, writ, injunction, decree, settlement, stipulation or award of a Governmental Authority (each an “Order”) or statute, rule or regulation of a

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Governmental Authority (collectively, “Laws”, and individually, a “Law”) or Permit applicable to the Company or any of its businesses, properties or assets, or (d) require the Company to obtain any Approvals from or by any Governmental Authority, except in the case of clauses (b), (c) and (d) of this Section 3.4 for those which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, or which become applicable solely as a result of the business or activities in which Buyer is engaged.
     Section 3.5 Reports and Financial Statements.
     (a) The Company has timely filed with the Public Utility Commission of Texas (the “PUC”) and any other Governmental Authority with jurisdiction all material forms, reports, schedules, registrations, declarations and other filings required to be filed by it under all applicable Laws, including the Texas Public Utility Regulatory Act, and the respective rules and regulations thereunder (“PURA”), all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations promulgated thereunder. Each of the (i) audited financial statements as of and for the six-month period ended December 31, 2004 and (ii) audited financial statements as of and for the twelve-month period ended December 31, 2005 (including in each case the notes related thereto) of the Company set forth in Section 3.5 of the Disclosure Letter (together, the “Financial Statements”) was prepared from, and is in accordance with, the books and records of the Company, which books and records have been maintained, and which Financial Statements were prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of the Company as of the dates thereof and the results of their operations, cash flows and changes in financial position for the periods reported.
     Section 3.6 Absence of Undisclosed Liabilities. Except (a) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2005, or (b) as otherwise disclosed in the Financial Statements, or in Section 3.6 of the Disclosure Letter, the Company has not incurred any liabilities, debts or obligations of any nature (whether direct, indirect, accrued, asserted, unasserted, contingent, known or unknown, determined or determinable, matured or unmatured or otherwise) (“Liabilities”) in excess of $500,000 that, individually or in the aggregate, would be required to be reflected or reserved against in the balance sheet of the Company prepared in accordance with GAAP as used in preparing the December 31, 2005 balance sheet. Except as set forth in Section 3.6 of the Disclosure Letter, the Company does not have any Liabilities required to be reflected or reserved against in the balance sheet of the Company prepared in accordance with GAAP as used in preparing the December 31, 2005 balance sheet that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
     Section 3.7 Absence of Certain Changes. Except as set forth in Section 3.7 of the Disclosure Letter, since December 31, 2005 and until the date of this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice. Except as set forth in Section 3.7 of the Disclosure Letter, since December 31, 2005 there has not been any state of facts, change, development, event, effect, condition or occurrence that has or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Since December 31, 2005, except as (i) specifically contemplated by

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this Agreement or (ii) set forth in Section 3.7 of the Disclosure Letter, there has not occurred any action, development, event or occurrence or failure to act that, if it had occurred after the date of this Agreement, would have required the consent of Buyer under Section 5.1.
     Section 3.8 Litigation. Except as set forth in Section 3.8 of the Disclosure Letter, there is no litigation, suit, claim, action, administrative, arbitral or other proceeding, inquiry, audit, hearing petition, grievance, complaint or governmental or regulatory investigation (each an “Action”) pending or, to the knowledge of Sellers, threatened against the Company, nor are there any outstanding Orders that affect or bind the Company or its businesses, properties or assets that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There are no Actions pending or, to the knowledge of Sellers, threatened by the Company against any of Sellers.
     Section 3.9 Compliance with Law. Except as set forth in Section 3.9 of the Disclosure Letter:
     (a) The Company is, and since December 31, 2005 has been, in compliance with all applicable Laws and the Company has not received any notice (including through any Action), and there has been no Action filed, commenced or, to the knowledge of Sellers, threatened against the Company, alleging any violation of Law, except for any noncompliance or violation that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
     (b) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (1) the Company holds all Approvals, authorizations, certificates, licenses, consents and permits of Governmental Authorities (“Permits”) necessary for the Company to own, lease and operate its properties and assets as currently owned, leased or operated and to carry on business as currently conducted, and (2) all such Permits are in full force and effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (1) during the period in which Sellers have owned the Plant, there has occurred no breach of or default under (with or without notice or lapse of time or both) any such Permit, and the Company has not received any notice (including through any Action) of any such breach or default, and (2) there has been no Action filed, commenced or threatened against it, alleging any such breach or default or otherwise seeking to revoke, terminate, suspend or modify any Permit or impose any fine, penalty or other sanctions for violation of any Laws relating to any Permit.
     Section 3.10 Labor and Employment Matters.
     (a) Section 3.10(a) of the Disclosure Letter sets forth, as of the date hereof, a true, accurate and complete list of all employees (including individuals on vacation, short-term disability or similar leave) of Topaz Power Group, LLC (“Topaz Power Group”), a Delaware limited liability company, who are employed as part of the operating staff at the Plant (the “Sellers Employees”), which such Section 3.10(a) of the Disclosure Letter shall be amended as of the Closing Date to include such employees so employed immediately prior to the Closing Date. Such Section 3.10(a) of the Disclosure Letter shall also include a description of each

13

Sellers Employee’s current base salary, target bonus for the 2006 fiscal year (if any), position and date of hire.
     (b) Section 3.10(b) of the Disclosure Letter sets forth a list of those employees employed by Sempra Texas Services, LP (“STS”), a Texas Limited Partnership, who support the business of the Company as of the date of this Agreement (the “STS Employees” ). Section 3.10(b) of the Disclosure Letter shall also include a description of each STS Employee’s current base salary, target bonus for the 2006 fiscal year (if any), position and date of hire.
     (c) None of the Sellers Employees are covered by any collective bargaining or union contracts. Except as set forth in Section 3.10(c) of the Disclosure Letter and except for such matters which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, Topaz Power Group, with respect to the Sellers Employees, are in compliance with all applicable Laws respecting labor and labor practices, employment and employment practices, terms and conditions of employment and wages and hours. To the knowledge of Sellers, no organizational efforts are presently being made or threatened by or on behalf of any labor union with respect to the Sellers Employees.
     (d) Section 3.10(d) of the Disclosure Letter sets forth a true, accurate and complete list of all material written “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including multi-employer plans within the meaning of Section 3(37) of ERISA, and all stock purchase, stock option, employment, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, severance and other employee benefit or fringe benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, which are maintained by, or with respect to which contributions are made by or on behalf of, Sempra Energy (“Sempra”), a California corporation, Topaz Power Group, Sellers, the Company or their respective Affiliates and in which the Sellers Employees participate (the “Sellers Benefit Plans”).
     (e) Within the past 90 days, none of the Sellers nor the Company has engaged in any plant closing, workforce reduction, or other action related to any Sellers Employee that has resulted in liability under or has required issuance of notice pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (collectively, the “WARN Act”).
     Section 3.11 Taxes. Except as set forth in Section 3.11 of the Disclosure Letter:
     (a) Sellers and the Company have filed all material Tax Returns that are required to be filed by each of them with respect to any Tax relating to the Company or the business or properties thereof, and Sellers have paid all material Taxes that have become due as indicated thereon, except where such Tax is being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP. All Tax Returns relating to the Company are true and complete in all material respects.
     (b) (i) There is no material action, suit, proceeding, audit, written claim or assessment pending or, to the knowledge of Sellers, proposed with respect to Taxes of the Company or with respect to any Tax Return of the Company and (ii) there are no material Liens for Taxes upon the

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assets of or interests in the Company, except for Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP.
     (c) The Company is treated as a disregarded entity for federal income tax purposes and a limited partnership for state and local income tax purposes, and has not made an election to be treated as an association for federal income tax purposes.
     (d) Except as set forth in Section 3.11 of the Disclosure Letter, no waiver of or agreement to extend any statute of limitations in respect of any Tax of the Company or the business or properties thereof has been granted.
     (e) The Company is not a party to or bound by, and does not have any obligation under, any Tax allocation, sharing, indemnity or similar agreement or arrangement.
     (f) For purposes of this Agreement, “Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind, and any charges, interest, additions to tax, or penalties imposed by any Governmental Authority, and “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     Section 3.12 Title, Ownership and Related Matters. The Company has good title to, or rights by license, lease or other agreement to use, all real and material personal properties and assets (or rights thereto) (other than cash, cash equivalents and securities and except as contemplated in this Agreement) necessary to permit the Company to conduct its business as currently conducted, including those items set forth in Section 3.12 of the Disclosure Letter. To the knowledge of Sellers, each item of material personal property owned by the Company is owned free and clear of all Liens, other than Permitted Liens. Without limiting the generality of the foregoing:
     (a) The Title Commitment lists and identifies all material real property owned by the Company (such real property, together with all the buildings, improvements, structures and fixtures now or subsequently located thereon, collectively, the “Owned Real Property”). Section 3.12(a)(ii) of the Disclosure Letter lists all material agreements other than easements or rights of way (together with any amendments, modifications or supplements thereto, the “Leases”) pursuant to which the Company leases, subleases, licenses or otherwise occupies (whether as tenant, subtenant or licensee) any real property or interest in real property that is material to the business of the Company taken as a whole (collectively, the “Leased Real Property,” together with the Owned Real Property, the “Real Property”). With respect to each parcel of the Real Property, except as set forth in Section 3.12(a)(iii) of the Disclosure Letter or except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

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          (i) the Company has good and indefeasible fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens;
          (ii) there are no pending or, to the knowledge of Sellers, threatened condemnation, expropriation or taking proceedings against the Real Property; and
          (iii) there are no outstanding options or rights of first refusal to purchase or lease the Real Property, or any portion thereof or interest therein.
     (b) Section 3.12(b) of the Disclosure Letter sets forth a true and complete list of all material real property sold, transferred or disposed of since the effective date of the Title Commitment (December 22, 2005).
     (c) For purposes of this Agreement, “Permitted Liens” means (i) Liens for current property taxes and similar governmental charges and assessments which are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and reserved for in accordance with GAAP, (ii) all exceptions set forth in Schedule B to the commitment for title insurance with an effective date of December 22, 2005 (the “Title Commitment”) issued by First American Title Insurance Company, which has been made available by Sellers to Buyer, (iii) all exceptions, restrictions, easements, charges, rights-of-way and monetary and non-monetary Liens which are set forth in any permit, (iv) inchoate mechanics’ materialmens’, laborers’ carriers’ workers’, repairers’ and other similar Liens and the rights of customers, suppliers, contractors and subcontractors in each case arising or incurred in the ordinary course of business, (v) purchase money security interests in respect of personal property arising or incurred in the ordinary course of business to the extent reflected or reserved against in the Company’s most recent balance sheet included in the Financial Statements, (vi) zoning, entitlement, conservation restrictions and other land use and environmental regulations of any Governmental Authority, (vii) matters shown on the survey which has been delivered, (viii) restrictions and regulations imposed by any Governmental Authority or any local, stated, regional, national or international reliability council, including the ERCOT ISO, (ix) Liens created by or resulting from the acts or omissions of Buyer, (x) the Required Approvals, and (xi) such other encumbrances to, imperfections in or failures of title that, individually or in the aggregate, would not reasonably be expected to materially interfere with the conduct of business of the Company taken as a whole.
     Section 3.13 Environmental. Except as set forth in Section 3.13 of the Disclosure Letter, or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:
     (a) To the knowledge of Sellers, the Company is in compliance with all applicable Environmental Laws, and has not received any written communication from any Governmental Authority that alleges that the Company is not or has not been in compliance with applicable Environmental Laws.
     (b) To the knowledge of Sellers, the Company has obtained and possesses all Permits required pursuant to any applicable Environmental Law (collectively, the “Environmental Permits”) necessary for the operation of its facilities or the conduct of its business as currently

16

conducted, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending approval by any Governmental Authority, and the Company is in compliance with all terms and conditions of the Environmental Permits.
     (c) There are no Environmental Claims (i) pending or, to the knowledge of Sellers, threatened against the Company or (ii) pending or, to the knowledge of Sellers, threatened against any real or personal property or operations that the Company owns, leases or uses, in whole or in part, including any off-site facility used by the Company for the treatment, storage and disposal of any Hazardous Substance.
     (d) Schedule 3.13(d) lists the amount of each type of all Emission Allowances currently held by the Plant or the Company under currently applicable Environmental Laws for use in the current calendar year or future calendar years (the “Available Emission Allowances”). Except as set forth in Schedule 3.13(d), no such Available Emission Allowances have been sold, exchanged or transferred.
     (e) To the knowledge of Sellers, there have been no Releases of any Hazardous Substances and there have been no threatened Releases of any Hazardous Substances that have formed or would reasonably be expected to form the basis of (i) any Environmental Claim against the Company or against any Person whose liability for such claim the Company has or may have retained or assumed, either by operation of Law or by Contract, or (ii) any current requirement on the part of the Company to undertake Remedial Action now or in the future.
     Notwithstanding anything to the contrary in this Agreement, no provisions of Article III other than this Section 3.13 address or shall be deemed to address Environmental Law, Hazardous Substances, Environmental Claims or other environmental matters.
     For purposes of this Agreement:
     “Emissions Allowance” means tradable emissions credits, allowances or other authorizations to emit specified units of pollutants or Hazardous Substances from the Plant, which units are established by the Governmental Authority with jurisdiction over the Plant under (i) any air pollution control and emission reduction program designed to mitigate interstate or intrastate transport of air pollutants, (ii) any program designed to mitigate impairment of surface waters, watersheds, or groundwater, or (iii) any pollution reduction program with a similar purpose, in each case regardless of whether the Governmental Authority establishing such authorizations designates such authorizations by a name other than “allowances.”
     “Environmental Claim” means any and all Actions, demands, demand letters, directives, Liens or notices of noncompliance or violation by any Person (including any Governmental Authority) alleging potential liability (including potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Substances at any location, whether or not owned, operated, leased or managed by the Company; (B) circumstances forming the basis

17

of any violation, or alleged violation, of any Environmental Law; or (C) any and all Actions by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substances;
     “Environmental Law” means all Laws relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment, including Laws relating to Releases or threatened Releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such Laws have been and may be amended or supplemented to the date of this Agreement;
     “Hazardous Substance” means any substance listed, defined or classified as hazardous, toxic or radioactive pursuant to any applicable Environmental Law, including petroleum and any derivative or by-product thereof, and any other substance regulated pursuant to, or the presence or exposure to which may form the basis for liability under, any applicable Environmental Law;
     “Release” means any spilling, emitting, leaking, pumping, pouring, emptying, injecting, escaping, dumping, disposing, discharging, or leaching into the environment, or into or out of any property owned, operated or leased by the applicable party; and
     “Remedial Action” means all actions, including any capital expenditures, required by a Governmental Authority or required under any applicable Environmental Law to (a) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substance in the environment; (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substance so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (d) bring the applicable party into compliance with any applicable Environmental Law.
     Section 3.14 Intellectual Property. Except as set forth in Section 3.14 of the Disclosure Letter, or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company owns or has the valid right to use all the Intellectual Property necessary or desirable to conduct its business as currently conducted and consistent with past practice free and clear of all Liens; (ii) the Company IP is valid, enforceable and unexpired, has not been abandoned, and does not infringe, impair, misappropriate, dilute, make unauthorized use of, or otherwise violate the Intellectual Property of any third party; (iii) no Action or Order is outstanding or pending, or to the knowledge of Sellers, threatened that seeks to cancel, limit or challenge the ownership, use, value, validity or enforceability of any Company IP, and to the knowledge of Sellers, there is no valid basis for

18

same; (iv) the Company has taken all necessary steps (including executing non-disclosure and intellectual property assignment agreements and filing for statutory protections) to protect, preserve, police, maintain and safeguard the value, validity and their ownership of the Company IP, including any material confidential Company IP; and (v) the Company has executed all appropriate agreements with current and past employees, contractors and agents to assign to the Company all of their right, title and interest in any Company IP.
     Section 3.15 Contracts. Section 3.15 of the Disclosure Letter contains a true and complete list as of the date hereof of the following Contracts to which the Company is a party or by which any Company properties are bound or affected as of the date of this Agreement:
     (a) Contracts containing covenants restricting the payment of dividends or limiting the freedom in any material respect of the Company to engage in any line of business or compete with any Person or operate at any location;
     (b) Joint venture agreements and limited liability company agreements, partnership agreements or similar agreements with third parties;
     (c) Contracts (other than Derivative Products) involving expenditures (capital or otherwise), liabilities or revenues to the Company which are reasonably expected to be in excess of $1,000,000 per annum or $5,000,000 in the aggregate;
     (d) Contracts (other than Derivative Products) with terms of one year or longer, unless expenditures, liabilities or revenues to the Company are not reasonably expected to be in excess of $1,000,000 per annum;
     (e) Derivative Products involving expenditures, liabilities, exposures or revenues to the Company which are reasonably expected to be in excess of $1,000,000 in the aggregate, including any verbal confirmations of such Derivative Products not yet subject to a written confirmation, including identification of any such counterparty granted a second priority Lien in some or all of the Company’s assets;
     (f) Each lease of personal property (i) requiring lease payments equal to or exceeding $100,000 per annum or (ii) the loss of which would reasonably be expected to, individually or in the aggregate with other such losses, have a Company Material Adverse Effect;
     (g) Contracts for the purchase or sale of coal and/or Contracts for the transportation of coal for which delivery is required on or after the date hereof;
     (h) Contracts for the purchase, sale and lease of railcars; and
     (i) Contracts otherwise material to the Company.
     True and complete copies of the written Contracts required to be identified in Sections 3.3(c), 3.15, 3.16 and 3.18 of the Disclosure Letter (all such Contracts, whether now or hereafter existing, collectively, the “Company Contracts”) (and true and complete written summaries of any such oral Contracts) have been made available to Buyer, except as set forth in Section 3.15 of the Disclosure Letter. Section 3.15 of the Disclosure Letter includes notations identifying

19

Derivative Products under which the counterparty has a mark-to-market exposure to the Company of $10 million or more as of the date hereof.
     Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company is not and, to the knowledge of Sellers, no other party is in default under, or in breach or violation of, any Company Contract and, to the knowledge of Sellers, no event has occurred which would result in the right of termination under, or result in the creation of a Lien on any of the properties or assets of the Company (in each case, with or without notice or lapse of time or both) in connection with, any Company Contract, and each Company Contract is valid, binding and enforceable against the applicable Company in accordance with its terms and is in full force and effect.
     For purposes of this Agreement, “Derivative Product” means (i) any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity (including capacity and ancillary services products related thereto), natural gas, crude oil, coal and other commodities, emissions allowances, renewable energy credits, currencies, interest rates and indices and (ii) forward contracts for delivery of electricity (including capacity and ancillary services products related thereto), natural gas, crude oil, petcoke, lignite, coal and other commodities and emissions and renewable energy credits.
     Section 3.16 Insurance. Section 3.16 of the Disclosure Letter contains a true and complete list of the material insurance policies and surety bonds of or for the benefit of the Company or its assets, businesses, operations, employees, officers or directors (the “Company Insurance Policies”). Each of the Company Insurance Policies is valid, enforceable, existing and binding, and the premiums due thereon have been timely paid. There are no outstanding unpaid claims under any of the Company Insurance Policies with respect to the Company, except in the ordinary course of business consistent with past practice. Since September 30, 2005, the Company has not received notice of cancellation, termination or non-renewal of any Company Insurance Policy or been denied insurance coverage. The Company Insurance Policies are sufficient for compliance with applicable Law and all Contracts to which the Company is a party or by which it or any of its assets are bound, and are in such amounts, against such risks and losses, and on such terms and conditions as are consistent with industry practice in the business of the Company. Buyer acknowledges and agrees that, with respect to the Company, none of the Company Insurance Policies will remain in effect after the Closing Date.
     Section 3.17 Regulatory Matters. The Company is subject to regulation (i) under Texas utility Law as a “power generation company” (as such term is defined under PURA), and (ii) under the ERCOT protocols as a “resource entity” (as such term is defined in the ERCOT protocols). Except as set forth in the immediately preceding sentence, the Company is not and has not been subject to regulation as a public utility, public utility holding company or public service company (or similar designation) by any Governmental Authority. The Company is not and has not been engaged in the sale of electricity in interstate commerce. The Company is an “exempt wholesale generator” within the meaning of the Public Utility Holding Company Act of 2005.

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     Section 3.18 Affiliate Transactions.
     (a) Section 3.18(a) of the Disclosure Letter sets forth a list of all Contracts or transactions between the Company, on the one hand, and any Affiliate, officer, manager or director of the Company or any Affiliate of any such officer, manager or director, on the other hand (all such Contracts and transactions, “Company Affiliate Contracts”).
     (b) Except as set forth in Section 3.18(b) of the Disclosure Letter, each Company Affiliate Contract listed in Section 3.18(a) of the Disclosure Letter was entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arms-length basis, except those of a type available to Sellers Employees generally.
     Section 3.19 Brokers; Finders and Fees. Except for fees to the entities described in Section 3.19 of the Disclosure Letter, which fees will be paid by Sellers or their Affiliates, the Company and its respective controlled Affiliates have not employed, engaged or entered into a Contract with any investment banker, broker, finder, other intermediary or any other Person or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions, finders’ fees or any other fee in connection with this Agreement or the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Sellers as follows:
     Section 4.1 Organization; Etc. Buyer (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business substantially as it is now being conducted, and to execute and deliver this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto and (c) is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect. As used in this Agreement, the term “Buyer Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence materially adverse to the business, assets, properties, liabilities or condition (financial or otherwise) or results of operations of the Buyer and its Subsidiaries taken as a whole or that, directly or indirectly, prevents or materially impairs or delays the ability of Buyer to perform its obligations hereunder.
     Section 4.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, by Buyer and the consummation of the transactions

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contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly and validly authorized by all requisite corporate and stockholder action on the part of Buyer and no other corporate actions or proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by Buyer or to consummate the transactions so contemplated. This Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been, or will be, duly and validly executed and delivered by Buyer and, with respect to this Agreement and any other such agreement, assuming it has been duly authorized, executed and delivered by any other party (other than an Affiliate of Buyer), constitutes, or will constitute when executed, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that (a) enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     Section 4.3 Consents and Approvals; No Violations. Except for the applicable requirements of the HSR Act or as set forth in Section 4.3 of the Disclosure Letter, none of the execution, delivery and performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated by this Agreement or any other agreements and instruments executed in connection herewith or delivered pursuant hereto, will (a) conflict with, violate or result in any breach of any provision of the certificate of formation, certificate of incorporation, regulations, bylaws or similar documents, as applicable, of Buyer, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent or result in a material loss of a material benefit to Buyer under, any contract to which Buyer is a party or by which any of its businesses, properties or assets are bound, (c) violate any Law or Permit applicable to Buyer or its business, properties or assets, or (d) require any Approval from or by any Governmental Authority, except in the case of clauses (b), (c) and (d) of this Section 4.3 for those which would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.
     Section 4.4 Litigation. Except as set forth in Section 4.4 of the Disclosure Letter, or disclosed in the Buyer Reports filed and publicly available prior to the date of this Agreement, there is no Action pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries by or before any Governmental Authority, nor are there any outstanding Orders that affect or bind any of them or any of their respective businesses, properties or assets which would reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.
     Section 4.5 Compliance with Law.
     (a) Each of Buyer and its Subsidiaries is, and since December 31, 2005, has been, in compliance with all applicable Laws and has not received any notice (including through any

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Action), and there has been no Action filed, commenced or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries, alleging any violation of Law, except for any noncompliance or violation that would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.
     (b) Except as would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect, (1) Buyer and its Subsidiaries hold all Permits necessary for Buyer and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as currently conducted, and (2) all such Permits are in full force and effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect, (1) there has occurred no breach of or default under (with or without notice or lapse of time or both) any such Permit, and none of Buyer nor any of its Subsidiaries has received any notice (including through any Action) of any such breach or default, and (2) to the knowledge of Buyer, there has been no Action filed, commenced or threatened against it, alleging any such breach or default or otherwise seeking to revoke, terminate, suspend or modify any Permit or impose any fine, penalty or other sanctions for violation of any Laws relating to any Permit.
     Section 4.6 Investment. Buyer is purchasing the Units for investment for its own account, and not with a view to, or for the offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities Laws and that the Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act and any applicable state securities Laws or pursuant to an applicable exemption therefrom.
     Section 4.7 Financial Ability. Buyer has, and at the Closing will have, the cash resources necessary to consummate the transactions contemplated by this Agreement and all other transactions necessary for such consummation, as evidenced by (i) the agreement by International Power plc to guarantee the performance and payment of all of Buyer’s obligations hereunder as set forth in the Guarantee Agreement attached as Exhibit E hereto and (ii) the Second Amended and Restated Commitment Letter, dated April 17, 2006, of Credit Suisse and Goldman Sachs Credit Partners L.P., which is attached hereto as Exhibit E.
     Section 4.8 Brokers; Finders and Fees. No broker, finder, investment banker or other Person whose fees or expenses would be payable by Sellers or the Company may be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
ARTICLE V
COVENANTS OF THE PARTIES
     Section 5.1 Operating Covenants of the Company. During the period from the date of this Agreement to the Closing, unless otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Disclosure Letter or required by applicable Law or unless Buyer gives its prior written consent, Sellers shall cause the Company to, (1) conduct its businesses only in, and not take any action except in, the ordinary course of business, in a manner consistent

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with past practice and in compliance with applicable Laws (including by making payments due and owing under the Engineering, Procurement and Construction Contract, dated March 10, 2006, between Alstom Power Inc. and the Company for construction and installation of a baghouse), (2) preserve substantially intact its business organization, to preserve its assets and properties in good repair and condition and to preserve its present relationships with Governmental Authorities, customers, suppliers and other Persons with which it has business relations and use reasonable best efforts to keep available the services of the present officers and key Sellers Employees and (3) in the ordinary course of business make those capital expenditures contemplated in Section 5.1–A of the Disclosure Letter, to the extent commercially reasonable, and any amounts due and owing in respect thereof shall be paid as and when due and owing. In furtherance and not in limitation of the foregoing, during the period from the date of this Agreement to the Closing, Sellers agree that the Company shall not directly or indirectly do, or propose, authorize or commit to do, any of the following, and with respect to Section 5.1(g), Sellers shall not directly or indirectly do any of the following, in each case unless otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Disclosure Letter or without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed:
     (a) amend or otherwise change the Company’s certificate of limited partnership or bylaws (or similar organizational documents);
     (b) except as required under a Contract in force as of the date of this Agreement, and the disposition of “Scheduled Assets” as set forth in Section 5.1 of the Disclosure Letter, issue, deliver, sell, lease, sell and leaseback, pledge, license, transfer, mortgage, encumber, dispose of or otherwise subject to any Lien (i) the Company Securities (including, for the avoidance of doubt, the Units) or (ii) any property or assets, whether tangible or intangible, of the Company, other than assets or services sold, leased, pledged, licensed, transferred, disposed of or encumbered in the ordinary course of business and in a manner consistent with past practice;
     (c) declare, set aside, make or pay any dividend or other distribution by the Company, payable in cash, stock or other equity interests, property or otherwise, other than distributions intended to cover Taxes related to the operations of the Company for any period prior to Closing and cash distributions by the Company not in excess of the net proceeds from the disposition of “Scheduled Assets”;
     (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company Securities;
     (e) incur any Indebtedness or issue any securities in respect of Indebtedness or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations or Indebtedness of any Person, in excess of $1,000,000 in the aggregate, other than revolving credit borrowings and reborrowings and letter of credit issuances in a manner consistent with past practice under the Credit Agreement;
     (f) (i) amend in any material respect, terminate, cancel or renew any Company Contract or agreement recorded against the Real Property, or enter into any Contract that would be a Company Contract if it had been in effect on the date of this Agreement, provided that, for

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the avoidance of doubt, to the extent any such Contract is entered into after the date of this Agreement in accordance with this Agreement, such Contract shall be deemed to be a Company Contract for purposes of this Agreement, (ii) acquire (including by merger, consolidation or acquisition of stock or assets) any assets (other than in the ordinary course of business), business or any corporation, partnership, limited liability company, association or business organization or division thereof (other than acquisitions prior to the Closing having an aggregate consideration of not more than $1,000,000) other than fuel, supplies, maintenance materials and other inventory items in the ordinary course of business consistent with past practice, or (iii) authorize or make any capital expenditures, except such expenditures made prior to the Closing Date (x) in an amount not in excess of $1,000,000 individually or $5,000,000 in the aggregate and emergency or (y) ordinary course capital expenditures in accordance with clause (3) of Section 5.1 of this Agreement;
     (g) except to the extent required under applicable Law or the terms of any Sellers Benefit Plan existing as of the date of this Agreement, materially increase or otherwise materially amend the compensation or fringe benefits of any Sellers Employee (except for increases in salary or hourly wage rates, in the ordinary course of business consistent with past practice);
     (h) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the balance sheet of the Company as of December 31, 2005 or incurred in the ordinary course of business and consistent with past practice after December 31, 2005;
     (i) make any loans, advances or capital contributions (including any “keep well” or other Contract to maintain any financial statement condition of another Person) to, or investments in, any other Person; or
     (j) fail to maintain in full force and effect insurance policies covering the Company and its properties, assets and business in a form and amount consistent with the Company’s current insurance program, including the Company Insurance Policies (except in the ordinary course of business to the extent any such policies expire in accordance with their term and they are replaced with policies consistent with good practice for independent power companies, subject to insurance market conditions).
     For purposes of clarification, the Company shall be entitled to, and nothing in this Agreement shall restrict the Company’s right to, declare, make and pay prior to the Closing Date, Quarterly Tax Distributions and cash distributions of the proceeds from the disposition of “Scheduled Assets.”
     Section 5.2 Access to Information.
     (a) From the date of this Agreement to the Closing, Sellers will, and will cause their Subsidiaries and their Subsidiaries’ respective officers, directors, employees, accountants, auditors, counsel, financial advisors and other agents and representatives (collectively,

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“Representatives”) to (i) give to Buyer and its Representatives reasonable access during normal business hours to the officers, Sellers Employees, agents, properties, offices, plants and other facilities and to the books, personnel, Contracts and records of the Company, (ii) permit Buyer and its Representatives to make such copies and inspections thereof as the other may reasonably request, and (iii) furnish Buyer and its Representatives with such financial, trading, marketing and operating data and other information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company, as Buyer and its Representatives may from time to time reasonably request, provided, however, that any access to properties of the Company shall be conducted at Buyer’s expense, at a reasonable time, under the reasonable supervision of the Company’s personnel and in such a manner as to not interfere unreasonably with the operation of the businesses of the Company; provided, further, that the Company shall not be required to provide access to any information (i) that is subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived or (ii) that is subject to contractual prohibition against disclosure to the extent doing so would violate such prohibition. Notwithstanding the foregoing, Buyer shall not have the right to conduct testing or sampling of water, soil or other media, other intrusive environmental testing or sampling, without the prior written consent of Sellers.
     (b) All such information and access shall be subject to the terms and conditions of the confidentiality letter agreement dated December 22, 2005 (the “Confidentiality Agreement”) between Topaz Power Partners and American National Power, Inc., until the Closing Date.
     Section 5.3 Consents; Cooperation.
     (a) Sellers and Buyer shall cooperate, and use reasonable best efforts, to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, including, but not limited to making all filings (including filing with the PUC) and obtaining all Approvals and third party consents necessary to consummate the transactions contemplated by this Agreement; provided, however, that, with respect to the foregoing, (i) such efforts shall not require Sellers or Buyer or any of their respective Subsidiaries to make any payment to obtain any such Approval or third-party consent, other than nominal transfer fees or filing fees and/or the costs and expenses of third parties pursuant to the terms of any Contract, (ii) except as required by Law, the Company shall not be permitted to consent to any action or to make or offer to make any substantive commitment or undertaking or incur any liability or obligation with respect to the Company without the consent of Buyer, which shall not be unreasonably withheld and (iii) without limiting the generality of the foregoing, the actions of Sellers and Buyer with respect to filings, approvals and other matters pursuant to the HSR Act and any local, state, federal (other than the HSR Act) or foreign antitrust statute, antitrust law, antitrust regulation or antitrust rule applicable to Sellers, the Company or Buyer (“Other Regulations”) shall also be governed by subsections (b), (c), (d) and (e) of this Section 5.3. Without limiting the generality of the foregoing and except as required to consummate the transaction contemplated hereby, Buyer will not, and agrees to cause its Subsidiaries not to, take any action, including incurring any indebtedness, issuing any capital stock or acquiring (including by merger, consolidation or acquisition of stock of assets) or disposing of any assets or securities, in each case that would reasonably be expected to have an adverse effect on the receipt or timing of receipt of any Required Approval.

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     (b) Sellers and Buyer shall file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection with such notification and report form pursuant to the HSR Act, and (ii) any other applicable Governmental Authority, all filings, reports, information and documentation required for the consummation of the transactions contemplated by this Agreement pursuant to the Other Regulations. Sellers and Buyer shall furnish to each other’s counsel such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and Other Regulations. Sellers and Buyer shall consult with each other as to the appropriate time of making such filings and submissions and shall use reasonable best efforts to make such filings and submissions at the agreed upon time.
     (c) Sellers and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other governmental or regulatory entities in connection with the transactions contemplated hereby and shall comply promptly by responding to any such inquiry or request.
     (d) Sellers and Buyer shall use reasonable best efforts to vigorously defend, mitigate and rescind the effect of any Action materially and adversely affecting this Agreement or the ability of the parties to consummate the transactions contemplated by this Agreement, including promptly appealing any adverse Order.
     (e) Sellers and Buyer shall take any and all commercially reasonable steps necessary to avoid or eliminate each and every impediment under the HSR Act and any Other Regulations that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible; provided, however, that Buyer shall not be required to take, or refrain from taking, any action pursuant to this Section 5.3 to the extent that such action or inaction would reasonably be expected to result in a material adverse effect on Buyer or its Affiliates.
     (f) With respect to any agreements for which any required Approval or third-party consent is not obtained prior to the Closing Date, as applicable, Sellers and Buyer will each use reasonable best efforts to obtain any such consent or approval after such date until such consent or approval has been obtained.
     (g) Sellers shall keep Buyer reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and shall promptly furnish Buyer with copies of all notices or other communications received by Sellers or by the Company or its or their Representatives from any third party and/or any Governmental Authorities with respect to the transactions contemplated hereby. Sellers shall promptly furnish to Buyer such necessary information and reasonable assistance as Buyer may request in connection with the foregoing and shall promptly provide counsel for Buyer with copies of all filings made by the Company, and all correspondence between the Company (and its Representatives) with any Governmental Authority and any other information supplied by the Company (and its Representatives) to a Governmental Authority in connection herewith and the transactions contemplated hereby. Sellers shall, subject to applicable Law, permit counsel for Buyer reasonable opportunity to

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review in advance, and consider in good faith the views of Buyer in connection with, any proposed written communication by Sellers or the Company to any Governmental Authority in connection with the transactions contemplated hereby. Sellers agree not to participate, or to permit the Company to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection herewith and the transactions contemplated hereby unless it consults with Buyer in advance and, to the extent not prohibited by such Governmental Authority, gives Buyer and its counsel the opportunity to attend and participate.
     (h) Buyer shall keep Sellers reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and shall promptly furnish Sellers with copies of all notices or other communications received by Buyer or its Representatives from any third party and/or any Governmental Authorities with respect to the transactions contemplated hereby. Buyer shall promptly furnish to Sellers such necessary information and reasonable assistance as Sellers may request in connection with the foregoing and shall promptly provide counsel for Sellers with copies of all filings made by Buyer, and all correspondence between Buyer (and its Representatives) with any Governmental Authority and any other information supplied by Buyer (and its Representatives) to a Governmental Authority in connection herewith and the transactions contemplated hereby. Buyer shall, subject to applicable Law, permit counsel for Sellers reasonable opportunity to review in advance, and consider in good faith the views of Sellers in connection with, any proposed written communication by Buyer to any Governmental Authority. Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection herewith and the transactions contemplated hereby unless it consults with Sellers in advance and, to the extent not prohibited by such Governmental Authority, gives Sellers and their respective counsel the opportunity to attend and participate.
     Section 5.4 Reasonable Best Efforts. Sellers and Buyer shall cooperate, and use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions to the Closing set forth in Article VI to be satisfied and to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, after the Closing, each of the Parties, at the reasonable request of the other shall execute and deliver, or cause to be executed and delivered, such assignments, deeds, bills of sale and other instruments of transfer as any Party reasonably may request as necessary, proper or advisable in order to effect or further evidence the Acquisition and the other transactions contemplated thereby, and Buyer shall assist Sellers in connection with any third party claims brought against Sellers or their respective Affiliates by providing Sellers and their respective Affiliates and Representatives reasonable access during normal business hours to the officers, Sellers Employees, agents, properties, offices, plants and other facilities and to the books, personnel, Contracts and records of the Company; provided, however, that any access to properties of the Company pursuant to the foregoing sentence shall be conducted at Sellers’ expense, at a reasonable time, under the reasonable supervision of Buyer’s personnel and in such a manner as to not interfere unreasonably with the operation of the businesses of the Company.
     Section 5.5 Public Announcements. Prior to the Closing, except as otherwise agreed to by the Parties, no Party shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by

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this Agreement, except as described in the following sentence and in the reasonable judgment of a Party that it may be required by Law (including in connection with regulatory proceedings) or in connection with its obligations as a publicly-held, exchange-listed or Nasdaq-quoted company, to do so, in which case the Parties will use their reasonable best efforts to reach mutual agreement as to the language of any such report, statement or press release. Upon the execution of this Agreement and upon the Closing, the Parties shall mutually agree upon the form of, and shall issue, a joint press release with respect to this Agreement and the transactions contemplated by this Agreement.
     Section 5.6 Employees; Employee Benefits.
     (a) Buyer agrees to make an offer of employment to each Sellers Employee on or before the Closing Date. Each such offer of employment shall (i) be effective as of the Closing Date, (ii) include a rate of base pay no less than the rate of base pay payable to each Sellers Employee, as set forth on Section 3.10(a) of the Disclosure Letter, and (iii) have a principal place of work that is no greater than fifty (50) miles from such Sellers Employee’s principal place of work immediately prior to the Closing Date. Each Sellers Employee who accepts such offer of employment shall be hereinafter referred to as a “Transferred Employee.” Unless otherwise agreed between Buyer and a Transferred Employee, offers of employment shall be on an at-will basis.
     (b) For the one-year period commencing on the Closing Date (the “Benefits Maintenance Period”), the Buyer shall (i) provide each Transferred Employee with at least the same rate of base pay and same bonus opportunities to which each such Transferred Employee is entitled immediately prior to the Closing Date as set forth on Section 3.10(a) and Section 3.10(b) of the Disclosure Letter, as applicable, and (ii) provide the Transferred Employees with employee benefits (including, for the avoidance of doubt, retirement, retiree medical, welfare and fringe benefits) that are, in the aggregate, at least equal in value to the benefits provided to the Transferred Employees under the Sellers Benefit Plans immediately prior to the Closing Date. Any employee benefit plans, programs or policies of Buyer or its Affiliates or Subsidiaries in which Transferred Employees become eligible to participate after the Closing Date shall be referred to hereinafter as, the “Buyer Benefit Plans.” Neither Buyer nor any Buyer Benefit Plan shall receive assets from the Sellers Benefit Plans or any other benefit plan maintained by Sempra, Topaz Power Group, STS, Sellers or their respective Affiliates. In addition, Sempra, Topaz Power Group, STS, Sellers or their respective Affiliates, successors or assigns, as applicable, shall retain any liabilities or obligations relating to Sellers Employees under any Sellers Benefit Plan or any other benefit plan maintained by Sempra, Topaz Power Group, STS, Sellers or their respective Affiliates that have accrued prior to the Closing Date.
     (c) To the extent that service is relevant for any purpose, including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies, and severance benefits, under a Buyer Benefit Plan, Buyer shall credit, effective as of the Closing Date and under the applicable Buyer Benefit Plans, each Transferred Employee with such Transferred Employee’s service with, or recognized by, Sempra, Topaz Power Group, STS, Sellers, the Company or their respective Affiliates (including their predecessors) prior to or on the Closing Date, to the same extent as if such service were with Buyer; provided, however, that

29

such service shall not be required to be recognized to the extent that such recognition would result in a duplication of benefits.
     (d) Buyer shall provide at least the same amount and type of severance benefit as that described in Section 5.6(d) of the Disclosure Letter to any Transferred Employee who, during the Benefits Maintenance Period, (i) is terminated without cause or (ii) elects to terminate his or her employment with Buyer or its Subsidiaries within seven (7) days after Buyer notifies such Transferred Employee of Buyer’s intent to (1) reduce such Transferred Employee’s rate of base pay or bonus opportunity or (2) assign such Transferred Employee to a principal place of work that is greater than fifty (50) miles from such Transferred Employee’s principal place of work immediately prior to the Closing Date. In addition, Buyer agrees to indemnify Sempra, Topaz Power Group, STS, Sellers and their Affiliates for any severance pay, termination pay or similar pay to which a Sellers Employee may become entitled in the event (i) Buyer fails to make an offer of employment to such Sellers Employee (excluding, for purposes of this Section 5.6(d)(i) only, any STS Employee) or (ii) any offer of employment by Buyer to such Sellers Employee fails to comply with the terms and conditions of Section 5.6(a) of this Agreement.
     (e) With respect to any Buyer Benefit Plans, except to the extent otherwise required by applicable law, Buyer shall (i) waive, or cause the waiver of, all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees and their eligible dependents, and (ii) for purposes of satisfying any deductible or out-of-pocket requirements, provide each Transferred Employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the date hereof under the analogous Sellers Benefit Plan. Sellers will furnish Buyer with such information concerning the amount of such co-pays and deductibles as may be reasonably necessary to enable Buyer to comply with the provisions of this Section 5.6(e)
     (f) In accordance with the elections made pursuant to Section 401(a)(31) of the Code by Transferred Employees and to the extent permissible under any applicable Law, Sellers shall facilitate the transfer of assets held in the respective accounts of such Transferred Employees from the Sempra Energy Retirement Savings Plan to a defined contribution benefit plan or plans designated by Buyer. Buyer agrees to cause such Buyer defined contribution plan or plans to accept intact rollovers of cash and loans associated with such Transferred Employee accounts and Buyer will cooperate with Sellers to enable such rollovers to occur before any such loans become defaulted.
     (g) Buyer agrees to provide any required notice under the WARN Act and to otherwise comply with the WARN Act or any similar law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) affecting Sellers Employees and occurring on or after the Closing Date.
     (h) After the date of this Agreement and prior to the Closing Date, Buyer shall have the right to meet with Sellers Employees, as a group and not on an individual one-on-one basis, from time to time to discuss post-Closing employment matters; provided, however, that Buyer shall notify Sellers at least two (2) business days prior to the date on which a meeting is proposed to be held, and Sellers shall have the right to have one or more Representatives of Sellers or their Affiliates (except any Sellers Employees) attend such meeting. If any materials are to be

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provided or used during a meeting, Buyer shall provide copies of such materials to Sellers at least two (2) business days prior to such meeting, and the use or provision of such materials during the meeting will be subject to Sellers’ reasonable consent.
     (i) After the date of this Agreement and prior to the Closing Date, Buyer shall have the right, with the consent of Sellers, to meet with those STS Employees who Buyer determines in good faith are reasonably necessary for its operation of the business of the Company, to discuss potential employment with Buyer from and after the Closing Date; provided, however, that Buyer shall notify Sellers of the STS Employees with which Buyer would like to meet at least five (5) business days prior to the date on which a meeting is proposed to be held and Sellers shall have the right to have one or more Representatives of Sellers or their Affiliates attend such meeting. If any materials are to be provided or used during a meeting, Buyer shall provide copies of such materials to Sellers at least two (2) business days prior to such meeting and the use or provision of such materials during the meeting will be subject to Sellers’ consent (not to be unreasonably withheld or delayed). Notwithstanding anything herein to the contrary, the parties acknowledge and agree that nothing in this Section 5.6(i) shall obligate the Buyer to make any offer of employment to any STS Employee or obligate Sellers to make any STS Employee available to Buyer for employment. In addition, in the event Buyer does make an offer of employment to an STS Employee, Buyer agrees to treat such STS Employee as a Seller Employee (and to the extent such STS Employee accepts such offer, a Transferred Employee) for purposes of the provisions of this Section 5.6 (including, without limitation, the offer of employment conditions set forth in Section 5.6(a), but excluding Section 5.6(h)). Furthermore, with respect to any STS Employee who is not offered employment by Buyer prior to the Closing Date, (i) Sellers and their Affiliates will retain liability for any severance pay, termination pay or similar pay to which any such STS Employee may become entitled and (ii) Buyer will not, and will not cause its Affiliates to, directly or indirectly, for the six (6) month period from the Closing Date, for Buyer’s or such Affiliate’s account or for the account of any Person, solicit or induce, or assist a third party in soliciting or inducing, any such STS Employee, to leave or cease their employment relationship with Sellers, STS or their respective affiliates, for any reason whatsoever, or hire or otherwise engage, or assist a third party in hiring or otherwise engaging, any such STS Employee.
     Section 5.7 Tax Matters.
     (a) Sellers shall prepare and file, or cause to be prepared and filed, any Tax Returns of the Company for any taxable period ending on or before the Closing. Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company for any taxable period ending after the Closing Date (for purposes of the Texas Franchise Tax the terms “taxable period” or “period” that appear in this Section 5.7 shall mean the “privilege period” as that term is used in administering the Texas Franchise Tax), including all Tax Returns that relate to periods beginning before and ending after the Closing Date (“Straddle Returns”). All Straddle Returns shall be prepared on a basis consistent with existing procedures and practices of the Company for filing such Tax Returns. Buyer shall not, or allow the Company to, amend a Tax Return (or extend the statute of limitations for assessment or collection of any Taxes with respect to a Tax Return) that relates to any period (portion thereof) ending on or before the Closing Date without the prior written permission of Seller (which will not be unreasonably withheld). Seller shall have the right to review Straddle Returns and shall be entitled to fully participate in that

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portion of any proceedings or audits relating to Taxes with respect to which Sellers may incur Tax liability. Buyer agrees to cooperate with Sellers, and Sellers agree to cooperate with Buyer, to provide any information requested by Sellers or Buyer, as the case may be, in order to prepare such returns.
     (b) Sellers shall be liable for, and shall indemnify and hold Buyer harmless from, any taxes imposed on the Company with respect to any period ending on or before the Closing Date, which shall include Sellers’ pro-rata portions of any Straddle Period Taxes, as determined under Section 5.7(c) or taxes based upon real or personal property as determined under Section 5.7(d). Buyer’s shall be liable for, and shall indemnify and hold Sellers harmless from, any Taxes imposed on the Company with respect to any period beginning after the Closing Date, which shall include Buyer’s pro-rata portions of any Straddle Period Taxes, as determined under Section 5.7(c) or taxes based upon real or personal property as determined under Section 5.7(d).
     (c) In the case of any taxable period beginning before and ending after the Closing Date (the “Straddle Period”), the Party liable for the payment of and indemnification for Taxes related to such period and the amount of Tax allocated to such Party shall be determined on a per diem basis.
     (d) All real or personal property Taxes assessed on an annual basis shall be prorated between Sellers and Buyer as of the Closing Date based on the assumption that an equal amount of Taxes applies to each day of the year, regardless of how any installment payments are billed or made, except that Buyer will bear all supplemental or other state and local real and personal property Taxes which arise out of a change in ownership of the Companies. Sellers shall cause the Company to pay their portion of such real and personal property Taxes to the Buyer on or prior to the Closing, and except as provided in the next sentence, shall have no further liability or obligation with respect to such Taxes. If the amount of all real and personal property Taxes due for the 2006 year (commencing January 1, 2006) has not been assessed by the taxing authorities as of the Closing Date, then the amount of real and personal property Taxes as prorated between Sellers and Buyer for the 2006 tax will be estimated on the basis of the 2005 tax year’s real and personal taxes and such amount will be subject to a true-up adjustment after the Closing Date based upon the actual amount of Taxes assessed.
     (e) After the Closing Date in the case of any audit, examination, or other proceeding with respect to Taxes (“Tax Proceeding”) for which Sellers are or may be liable hereunder, Buyer shall inform Sellers within thirty (30) days of the receipt of any notice of such proceeding and shall keep Sellers informed of the progress of such proceedings. Seller shall be entitled to fully participate in any proceeding. Buyer shall not agree to any adjustments which affect taxable periods for which Sellers are liable for payment of Tax without first receiving the consent of Sellers, which consent shall not be unreasonably withheld.
     (f) All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the Acquisition (the “Transfer Taxes”), shall be paid by Buyer.

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     Section 5.8 Escrow Agreement. On or prior to the Closing Date, Buyer and Sellers will execute and deliver, and will use reasonable best efforts to cause the Escrow Agent to execute and deliver, the Escrow Agreement.
     Section 5.9 Mutual Release. Effective as of the Closing, Sellers, on the one hand, and Buyer on the other hand, hereby unconditionally and irrevocably and forever releases and discharges the other, its respective Affiliates, successors and assigns, and any present or former directors, managers, officers, employees or agents of the other (collectively, the respective “Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity (collectively, the respective “Released Claims”) that such Party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing and to the extent based upon the applicable Sellers’ capacity as a holder of Units, including without limitation any Released Claims arising under Environmental Law, and regardless of whether the released claims are the result of the sole, gross, active passive concurrent or comparative negligence, strict liability or other fault or violation of any law of or by and Released Party; provided, however, that this release does not extend to Released Claims to enforce the terms or any breach of this Agreement or any of the provisions set forth herein. Following the Closing, Buyer shall cause the Company to release Sellers to the same extent Sellers have been released by Buyer in accordance with this Section 5.9.
     Section 5.10 SES PPA. Simultaneously with and effective as of the Closing, Buyer shall (or shall cause the Company to) deliver Security (as defined in the Master Power Purchase and Sale Agreement, dated as of June 28, 2004, by and between the Company and Sempra Energy Solutions (as amended pursuant to the SES PPA Amendment, the “SES PPA”)) in the amount of Party A’s Security Amount (as defined in the SES PPA) in accordance with the SES PPA.
     Section 5.11 Intercompany Arrangements. Sellers shall cause all Intercompany Arrangements, excluding any Surviving Intercompany Arrangements, to be terminated concurrently with the Closing. For purposes of this Agreement, (a) “Intercompany Arrangement” means any contract, agreement or arrangement in respect of any intercompany transaction between the Company, on the one hand, and either Seller or any of its Affiliates, on the other hand, whether or not such transaction relates to any contribution to capital, loan, the provision of goods or services, tax sharing arrangements, payment arrangements, intercompany advances, charges or balances or the like and (b) “Surviving Intercompany Arrangement” means any Intercompany Arrangements listed in Exhibit D-2. For the avoidance of doubt, no such termination of an Intercompany Agreement pursuant to this Section 5.11 (including with respect to termination of the Amended and Restated Asset Management Agreement (Topaz) dated as of July 1, 2004, by and between Coleto Creek Power, LP and Sempra Texas Services, LP.) shall in any way modify, release or otherwise extinguish any rights or obligations explicitly surviving the termination of such Intercompany Agreement pursuant to the terms thereof.

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     Section 5.12 Casualty. Sellers will (a) on or prior to Closing, promptly file or cause to be filed, in the ordinary course of business and in accordance with its customary practices and procedures, all insurance claims relating to any damage to or destruction of all or any portion of the Plant occurring prior to the Closing, and (b) pay or cause to be paid to the Company, all proceeds of insurance claims (other than claims for business interruption insurance and amounts paid or accrued in respect of Liabilities reflected on or contemplated by the financial statements of the Company) filed on or prior to the Closing, not otherwise payable to the Company and relating to damage or destruction of all or a portion of the plant occurring prior to the Closing.
     Section 5.13 Transition Services Agreement. Sellers agree to provide the services described in Section 5.13 of the Disclosure Letter, subject to terms and conditions to be mutually agreed by the Sellers and Buyer. The Parties shall use commercially reasonable efforts to enter into a Transition Services Agreement within thirty (30) Business Days of the date hereof, which Transition Services Agreement shall become effective on the Closing Date. “Transition Services Agreement” means that certain agreement, dated not later than the Closing Date, between Seller and Purchaser for the provision by Seller of the services described in Section 5.13 of the Disclosure Letter.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE ACQUISITION
     Section 6.1 Conditions to Buyer’s and Sellers’ Obligations to Consummate the Acquisition. The respective obligations of Buyer and Sellers to consummate the Acquisition are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:
     (a) No Law or Order shall exist or shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the Acquisition or any of the other transactions related thereto.
     (b) Any waiting period applicable to the Acquisition under the HSR Act shall have expired or been terminated.
     (c) All consents or approvals under Section 39.158 of Chapter 39 of the Texas Utilities Code required to be given or made by the Public Utility Commission of Texas in order to consummate the Acquisition shall have been obtained.
     Section 6.2 Further Conditions to Sellers’ Obligations. The obligations of Sellers to consummate the Acquisition are further subject to satisfaction or, if permitted by applicable Law, waiver by each applicable Seller, on or prior to the Closing Date of each of the following conditions:
     (a) Representations and Warranties. Each of the representations and warranties of Buyer set forth in Article IV of this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties which speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to

34

be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Buyer Material Adverse Effect set forth in such representations or warranties, would reasonably be expected, in the aggregate, to have a Buyer Material Adverse Effect.
     (b) Performance Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
     (c) Officer’s Certificate. Sellers shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by either the Chief Executive Officer or Chief Financial Officer of Buyer certifying as to the matters described in Sections 6.2(a) and 6.2(b).
     Section 6.3 Further Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Acquisition shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer, on or prior to the Closing Date, of each of the following conditions:
     (a) Representations and Warranties of Sellers. Each of the representations and warranties of Sellers (i) set forth in Article II (other than Section 2.3) and Article III of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth in such representations or warranties, would reasonably be expected, in the aggregate, to have a Company Material Adverse Effect and (ii) set forth in Section 2.3 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for representations and warranties which speak as of an earlier date or period which shall be true and correct as of such date or period.
     (b) Performance Obligations. Each of Sellers and the Company shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.
     (c) Officer’s Certificate. Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Sellers by either the Chief Executive Officer or Chief Legal Officer of each Seller, certifying as to the matters described in Section 6.3(a) and 6.3(b).
     (d) No Material Adverse Effect. Since the date hereof, there shall not have occurred any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a Company Material Adverse Effect.
     (e) Payment of Outstanding Amounts Under the Credit Agreement. At or prior to the Closing, the Company shall have received and delivered to Buyer the Pay-Off Letters.

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ARTICLE VII
TERMINATION AND ABANDONMENT
     Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, as follows (the date of any such termination, the “Termination Date”):
     (a) by mutual written consent of Sellers and Buyer;
     (b) by Sellers or Buyer if the Closing shall not have been consummated on or before September 25, 2006 (the “Optional Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to Sellers, if their failure to perform, or Buyer, if its failure to perform, its obligations under this Agreement has been the cause of, or resulted in, the failure of the Acquisition to have been consummated on or before the Termination Date;
     (c) by Sellers, on the one hand, or Buyer, on the other hand, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Buyer, in the case of termination by Sellers, or any of Sellers, in the case of a termination by Buyer, which breach, individually or together with all other such breaches, would constitute, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 6.2 or 6.3, as the case may be, and which is not cured within thirty (30) days following written notice to the Party committing such breach or by its nature or timing cannot be cured prior to the Closing Date;
     (d) by Sellers or Buyer if (i) a Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and non-appealable or (ii) a Governmental Authority of competent jurisdiction shall have denied or otherwise failed to grant a Required Approval and such failure or denial shall have become final and non-appealable, as a result of which the conditions set forth in Section 6.1 shall become incapable of being satisfied; or
     (e) by Buyer, if there shall have been a Company Material Adverse Effect which is not cured within thirty (30) days following written notice thereof by Buyer to Sellers.
     Section 7.2 Procedure for and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement by either Party as provided under Section 7.1 of this Agreement, written notice thereof shall be given by a Party so terminating to the other Party and this Agreement shall forthwith become void and have no effect, and the transactions contemplated by this Agreement shall be abandoned without further action by Sellers or Buyer, without any liability or obligation on the part of Sellers or Buyer, other than the provisions of Section 5.2(b), this Section 7.2, and Article VIII. If this Agreement is terminated under Section 7.1:
     (a) each Party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated by this Agreement which have not been

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consummated as of the date of termination, whether obtained before or after the execution of this Agreement, to the Party furnishing the same, and all confidential information received by any Party hereto with respect to the other Party shall be treated in accordance with the Confidentiality Agreement and Section 5.2(b);
     (b) all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the agency or other Person to which made, to the extent the applicable transaction has not been consummated; and
     (c) there shall be no liability or obligation under this Agreement on the part of Sellers or Buyer or any of their respective Representatives, and no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Buyer or Sellers, after the consummation of the purchase and sale of the Units contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby; except that nothing contained in this Section 7.2 shall relieve any Party from liability for its willful or intentional breach of representations, warranties, covenants or agreements set forth in this Agreement; and except that the obligations provided for in Section 5.2(b), this Section 7.2 and Article VIII shall survive any such termination.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
     Section 8.1 Representations and Warranties and Covenants. All representations and warranties in Articles II, III and IV of this Agreement or in any instrument delivered pursuant to this Agreement shall not survive and shall terminate at the Closing Date or, subject to Section 7.2(c), upon termination of this Agreement pursuant to Article VII, as the case may be, and each party hereby waives its right to bring any claim in respect thereof following such Closing Date or termination of this Agreement, as the case may be; provided, however, that the representations and warranties in Sections 2.2, 2.3, 3.2 and 3.3(a) shall survive for a period of one (1) year following the Closing Date. Each covenant contained in Article V of this Agreement that is required to be performed in whole or in part following the Closing shall survive the Closing Date or termination of this Agreement, as the case may be, until the expiration of the applicable statute of limitations therefor.
     Section 8.2 Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the Parties to this Agreement, under an instrument in writing signed by all Parties.
     Section 8.3 Entire Agreement; Assignment. This Agreement (including the Disclosure Letter, which constitutes a part of this Agreement), Annexes and Exhibits hereto, the Letter Agreement, dated as of the date hereof, by and between Buyer and Carlyle/Riverstone Energy Partners II, L.P. and the Confidentiality Agreement (a) constitute the entire agreement between the parties concerning the subject matter of this Agreement and supersede other prior agreements and understandings, both written and oral, between the parties concerning the subject matter of this Agreement, and (b) shall not be assigned, by operation of Law or otherwise, by a Party, without the prior written consent of the other parties, and any such assignment without

37

such prior written consent shall be null and void provided that (i) Buyer may assign in whole or in part its rights and interests and delegate its obligations hereunder to one or more wholly-owned, direct or indirect subsidiaries of Buyer upon written notice to Sellers, (ii) Buyer (or any permitted assignee) may pledge its rights and interests hereunder pursuant to security documentation granted in favor of any Person or Persons (or any agent acting on behalf of such Person or Persons) providing financing to Buyer (or any permitted assignee) in connection with the transactions contemplated by this Agreement and (iii) Buyer (or any permitted assignee) may assign its rights and interests hereunder to any Person in connection with any foreclosure or other exercise of remedies by any Person in respect of the security documentation and financing described in the foregoing clause (ii); and provided, further that no such assignment or pledge by Buyer shall relieve Buyer of its obligations hereunder.
     Section 8.4 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.
     Section 8.5 Notices. Unless otherwise provided in this Agreement, all notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Such notices and communications shall be sent to the appropriate Party at its address or facsimile number given below or at such other address or facsimile number for such Party as shall be specified by notice given under this Agreement (and shall be deemed given upon receipt by such Party or upon actual delivery to the appropriate address, or, in case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error; in the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above; provided, however, that such mailing shall in no way alter the time at which the facsimile notice is deemed received):
(a)	if to any Seller, to

Topaz Power Partners, LLC c/o Sempra Energy Partners, LLC 101 Ash Street San Diego, California 92101 Attention: Mark Allman Telephone: 619-696-4694 Facsimile: 619-696-4000

with copies to

Sempra Global 101 Ash Street San Diego, California 92101

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Attention: Kevin Sagara Telephone: 619-696-4345 Facsimile: 619-696-4310

and

Carlyle/Riverstone Energy Partners II, L.P. 712 Fifth Avenue New York, New York 10019 Attention: Michael Hoffman Telephone: 212-993-0091 Facsimile: 212-993-0077

and

Cleary Gottlieb Steen & Hamilton LLP Suite 4300 1 Liberty Plaza New York, New York, 10006 Attention: Richard J. Cooper, Esq. Telephone: (212) 225-2276 Facsimile: (212) 225-3999

(b)	if to Buyer, to

ANP ERCOT Acquisition, LLC 62 Forest Street Suite 102 Marlborough, MA 01752 Attention: General Counsel Telephone: (508) 382-9300 Facsimile: (508) 382-9431

with a copy to

American National Power, Inc. 62 Forest Street Suite 102 Marlborough, MA 01752 Attention: Vice President-Business Development Telephone: (508) 382-9300 Facsimile: (508) 382-9400

and

Jones Day 222 East 41st Street

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New York, NY 10017-6702 Attention: William F. Henze II, Esq. Telephone: (212) 326-3603 Facsimile: (212) 755-7306
     Section 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the City of New York, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such Action and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action. Each Party irrevocably consents to the service of any and all process in any such Action by the mailing of copies of such process to such Party at its address specified in Section 8.5. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Section 8.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law. The consents to jurisdiction set forth in this Section 8.6 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 8.6 and shall not be deemed to confer rights on any Person other than the parties. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 8.7 Descriptive Headings. The table of contents and descriptive headings used in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.
     Section 8.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but any of which together shall constitute one and the same instrument.
     Section 8.9 Fees and Expenses. Whether or not this Agreement and the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth in this Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses. Each of Sellers, on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other Party from and against any and all claims or liabilities for financial advisory and finders’ fees incurred by reason of any action taken by such Party or otherwise arising out of the transactions contemplated by this Agreement by any Person claiming to have been engaged by such Party.

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     Section 8.10 Interpretation.
     (a) The phrase “to the knowledge of” any Person or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to any executive officer of such Person, after due inquiry; it being understood that those Persons listed in Section 8.10 of the Disclosure Letter shall be deemed to have knowledge. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. When a reference is made in this Agreement to Sections, Exhibits, the Disclosure Letter or an Annex, such reference shall be to Sections, Exhibits, the Disclosure Letter or an Annex of this Agreement, respectively, unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
     (b) For purposes of this Agreement, the term: (i) “Affiliate” means, unless otherwise indicated, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified; (ii) “Company IP” means all material Intellectual Property owned, held or used by the Company, including all material patent, copyright, trademark and service mark registrations and applications and domain names issued to, assigned to and filed by the Company; (iii) “Intellectual Property” means all U.S. intellectual property, including: (a) patents, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how, whether or not patented or patentable; (b) copyrights and works of authorship in any media, including computer hardware, software, firmware, applications, files, systems, networks, databases and compilations, documentation and related textual works, graphics, advertising, marketing and promotional materials, photographs, artwork, drawings, articles, textual works, and Internet site content; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos trade dress and other source indicators and the goodwill of any business symbolized thereby; and (d) trade secrets, drawings, blueprints and all non-public, confidential or proprietary information, documents, materials, analyses, reach and lists; (iv) “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, representative office, branch, Governmental Authority or other similar entity such determination; and (v) “Subsidiary” means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the outstanding equity securities or securities carrying 50% or more of the voting power in the election of the board of directors or other governing body of such Person.
     (c) The inclusion of any matter in any Section of the Disclosure Letter in connection with any representation, warranty, covenant or agreement that is qualified as to materiality is not an admission by the Party making such disclosure that such matter is material or would (or

41

would be reasonably expected to) impair the ability of such Party to consummate the transactions contemplated by this Agreement. Matters disclosed in one Section or subsection of the Disclosure Letter are deemed to be disclosed with respect to each Section or subsection of the Disclosure Letter.
     Section 8.11 Third-Party Beneficiaries. Except for the provisions of Section 5.9, this Agreement is solely for the benefit of Sellers and their respective successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its successors and permitted assigns, with respect to the obligations of Sellers, under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     Section 8.12 No Waivers. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.
     Section 8.13 Specific Performance. The parties to this Agreement agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

42

     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

SELLERS:

TOPAZ POWER GROUP GP, LLC

By:

Name:
Title:

By:

Name:
Title:

TOPAZ POWER GROUP LP, LLC

By:

Name:
Title:

By:

Name:
Title:

BUYER:

ANP ERCOT ACQUISITION, LLC

By:

Name:
Title:

43

EXHIBIT D-2
Surviving Intercompany Arrangements
1.	Master Power Purchase and Sale Agreement, dated June 28, 2004, between Sempra Energy Solutions and Coleto Creek WLE, LP, as amended by the SES PPA Amendment as of the Closing Date.
2.	Electricity Sales and Purchase Agreement dated as of July, 2004 between Sempra Energy Services and Coleto Creek WLE, LP.

1

Buyer’s Parent Guarantee and Lender Commitment

1

Continuation of Exhibit 4.1
EXECUTION VERSION
DISCLOSURE LETTER
PURCHASE AND SALE AGREEMENT
by and among
ANP ERCOT ACQUISITION, LLC
as Buyer
and
TOPAZ POWER GROUP GP, LLC
and
TOPAZ POWER GROUP LP, LLC
as Sellers

Dated as of April 18, 2006

DISCLOSURE LETTER
INTRODUCTION
     This Disclosure Letter to the Purchase and Sale Agreement, dated as of April 18, 2006, by and among ANP ERCOT ACQUISITION, LLC, a Delaware limited liability company, TOPAZ POWER GROUP GP, LLC, a Delaware limited liability company, and TOPAZ POWER GROUP LP, LLC, a Delaware limited liability company (the “Agreement”), is set forth on the following pages. All capitalized terms used and not otherwise defined in this Disclosure Letter shall have the meanings ascribed to such terms in the Agreement.
     To the extent that any representation or warranty contained in the Agreement is limited or qualified by the materiality of the matters that are the subject of such representation or warranty, the inclusion of any matter in this Disclosure Letter shall not constitute a determination by Sellers that such matter is material. Nor in such cases where a representation or warranty is given or other information is provided shall the disclosure of any matter in this Disclosure Letter imply that any other, undisclosed matter having a greater value or other significance is material.
     The inclusion in this Disclosure Letter of any matter or document shall not imply any representation, warranty or undertaking not expressly given in the Agreement, nor shall such disclosure be taken as extending the scope of any such representation or warranty. Nothing in this Disclosure Letter constitutes an admission of any liability or obligation of Sellers to any third party or an admission against Sellers’ interests.
     All references in this Disclosure Letter to section numbers are to sections of the Agreement, unless otherwise stated.
     The fact that any item of information is disclosed in any section of this Disclosure Letter shall not be construed to mean that such disclosure is required by the Agreement, including without limitation in order to render any representation or warranty true or correct.
     The inclusion in any section of this Disclosure Letter of any matter or document shall constitute its inclusion in all sections of this Disclosure Letter to which such matter or document is relevant, to the extent the relevance is reasonably apparent.
     The headings and descriptions in this Disclosure Letter of any representations, warranties or covenants expressly given in the Agreement are for descriptive purposes and convenience of reference only and shall be deemed not to affect such representations, warranties or covenants or to limit the exceptions made hereby or the provisions hereof.
     The date of each section of this Disclosure Letter is the date set forth above, unless specified otherwise.

Section 1.2 of Disclosure Letter
Net Working Capital
Target Modified Net Working Capital

Current Assets	$(000)
Cash and cash equivalents[1]	7,900
Accounts receivable, net	11,900
Accounts receivable – affiliates, net[2]	4,900
Materials and operating supplies	3,700
Fuel stock	9,400
Prepayments[3]	1,000
Total Current Assets	38,800

Current Liabilities
Accounts payable – trade	7,100
Property tax liability	3,200
Current liabilities – other	0
Total Current Liabilities	10,300

Target Modified Net Working Capital	28,500

Certain accounting principles, methodologies and policies:
See notes to the audited financial statements of the Company for the period ended December 31, 2005 included in Section 3.5 of the Disclosure Letter for applicable accounting principles, methodologies and policies; provided, that such principles, methodologies and policies shall be modified as set forth in the footnotes to the table above.4

[1]	“Cash and cash equivalents” shall exclude the Capital Expenditure Account Balance.

[2]	“Accounts receivable – affiliates, net” shall exclude amounts payable to Topaz Power Group, LLC and Sempra Texas Services, LP.

[3]	“Prepayments” shall exclude prepayments of insurance premiums.

[4]	Any cash that is restricted by the terms of the Credit Agreement from use in the day to day operating of the Company (and that is or is required to be categorized as “Restricted Cash” in the Financial Statements), but is available to satisfy certain of its obligations, may be distributed by the Company prior to or simultaneously with the Closing.

Section 2.3 of Disclosure Letter
Ownership of Equity Interests

Seller	Number of Units Owned
Topaz Power Group GP, LLC	1

Topaz Power Group LP, LLC	999

Section 2.5 of Disclosure Letter
Brokers; Finders and Fees
•	Engagement Letter by and between Topaz Power Partners, LLC and Goldman, Sachs & Co., dated as of November 30, 2005.

Section 3.3(a)(i) of Disclosure Letter
Capitalization – Liens

Jurisdiction
Name of Entity	Form of Entity	of Formation	Capitalization*
Coleto Creek Power, LP	Limited Partnership	Texas	General Partner Interest: 1 Unit Limited Partner Interest: 999 Units

*	Topaz Power Group GP, LLC is the general partner of the Company and Topaz Power Group LP, LLC is the limited partner of the Company.
•	The Credit Agreement.

Section 3.3(a)(ii) of Disclosure Letter
Capitalization – Company Securities
None.

Section 3.3(c)(i) of Disclosure Letter
Capitalization – Contracts
1.	The Credit Agreement (including any Derivative Product issued thereunder).

2.	Master Power Purchase and Sale Agreement, dated June 22, 2004, between J. Aron and Company and Coleto Creek WLE, LP, as amended on December 6, 2004, for the purchase and sale of electrical energy.

3.	Master Power Purchase and Sale Agreement, dated May 27, 2004, between Morgan Stanley Capital Group Inc. and Coleto Creek WLE, LP, for the purchase and sale of electrical energy.

Section 3.4 of Disclosure Letter
Consents and Approvals; No Violations
1.	Clearance from the Federal Trade Commission and/or the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) or the expiration or earlier termination of the applicable waiting period under the HSR Act.
2.	Approval from the Public Utility Commission of Texas under Section 39.158 of Chapter 39 of the Texas Utilities Code of the Acquisition.

Section 3.5 of Disclosure Letter
Reports and Financial Statements
•	Audited financial statements for the six month period ended 12/31/04, the year ended 12/31/05 and unaudited financial statements for the three month period ended 3/31/06 (to be attached when available).

Section 3.6 of Disclosure Letter
Absence of Undisclosed Liabilities
•	Pursuant to the Engineering, Procurement and Construction Contract, dated March 10, 2006, between Alstom Power Inc. and Coleto Creek Power, LP, for construction and installation of bag house, the Company is required to make certain payments when due and owing as set forth in such Contract.

Section 3.7 of Disclosure Letter
Absence of Certain Changes
•	A routine plant maintenance outage is scheduled for April 22 – 30. The major activity for this outage is to clean the precipitators.

Section 3.8 of Disclosure Letter
Litigation – Sellers
1.	See Sempra Energy Form 10-K filing with the Securities and Exchange Commission dated February 23, 2006, “ITEM 3. LEGAL PROCEEDINGS.”
2.	Paradigm Services, LP v. Coleto Creek Power, LP, Cause No. 857002, In the County Civil Court at Law No. 3, Harris County, Texas.

Section 3.9 of Disclosure Letter
Compliance with Laws – Sellers
•	Safety Audit Report dated September 2005.

Section 3.10(a) of Disclosure Letter
Labor and Employment Matters – Sellers Employees
(HR related data provided to Buyer under separate cover)

Section 3.10(b) of Disclosure Letter
Labor and Employment Matters – STS Employees
(HR related data provided to Buyer under separate cover)

Section 3.10(c) of Disclosure Letter
Labor and Employment Matters – Compliance With All Applicable Laws
No exceptions.

Section 3.10(d) of Disclosure Letter
Labor and Employment Matters – Sellers Benefit Plans
Sellers’ Employees are covered by the following Sellers Benefit Plans (all maintained and held by Sempra Energy, with the exception of the final two items, which are maintained by Topaz Power Group):
•	Sempra Energy Deferred Compensation Plan

•	Sempra Energy Retirement Savings Plan

•	Sempra Energy Medical Plan

•	Sempra Energy Dental Plan

•	Sempra Energy Vision Plan

•	Sempra Energy Basic Life Insurance Plan

•	Sempra Energy Long-Term Care Plan

•	Sempra Energy Employee Assistance Plan

•	Sempra Energy Health Care Flexible Spending

•	Sempra Energy Dependent Care Flexible Spending Plan

•	Sempra Energy Supplemental Life Insurance Plan

•	Sempra Energy Basic Accidental Death & Dismemberment Plan

•	Sempra Energy Supplemental Accidental Death & Dismemberment Plan

•	Sempra Energy Business Travel Accident Insurance Plan

•	Sempra Energy Short-Term Disability Plan

•	Sempra Energy Long-Term Disability Plan

•	Sempra Energy Education Assistance Plan

•	Sempra Energy Postretirement Health & Welfare Plan

•	Severance Program

•	Coleto Creek Power Station Bonus Plan

•	Topaz Scholarship Program

Section 3.11 of Disclosure Letter
Taxes
No exceptions.

Section 3.12 of Disclosure Letter
Title, Ownership and Related Matters: Material Personal Property
1.	Rail Car Sets

2.	Spare GSU Transformer

3.	Critical Spare Motors
•	Condensate Pump Motor

•	Primary Air Fan Motor

•	Forced Draft Fan Motor

•	“E” Conveyor Motor

•	“A” Conveyor Motor

•	“D” Conveyor Motor (also spare for “B” Conveyor Motor)

•	Air Heater Drive Motor

•	Coal Car Dumper Drive Motor

•	Stock Coal Feeder Motor and Gear Box

•	Bottom Ash Crusher Motor and Gear Box

•	Vibrator Motor for the Car Dumper Feeder

•	Turbine Seal Oil Pump Motor
4.	Other Critical Spares
•	Turbine Driven Boiler Feed Pump Element

•	MPT Transformer (rated at 532 MVA)

•	Motor Driven Boiler Feed Pump Element
5.	Other Coal Handling Equipment
•	1999 Caterpillar 854G Dozer

•	1979 Case 380 Dozer

•	1984 Caterpillar D8 Dozer

Section 3.12(a)(ii) of Disclosure Letter
Title, Ownership and Related Matters – Leased Real Property
None.

Section 3.12(a)(iii) of Disclosure Letter
Title, Ownership and Related Matters – Exceptions to Title
•	Right of first refusal contained in Section 6.5 of the Operating Agreement, dated as of December 16, 1976, between Guadalupe-Blanco River Authority and Central Power and Light Company.
•	Liens pursuant to the Credit Agreement (which Liens will be terminated prior to or simultaneous with the Closing).

Section 3.12(b) of Disclosure Letter
Title, Ownership and Related Matters – Material Real Property Sold, Transferred or Disposed of since December 22, 2005
•	236 square feet of land was sold for $500 to the Texas Department of Transportation for highway expansion.

Section 3.13 of Disclosure Letter
Environmental
1.	Phase I Environmental Site Assessment prepared by Arcadis G&M, Inc. and dated February 2006.

2.	Environmental Audit Disclosure Letter dated June 10, 2005 as updated August 11, 2005 and September 9, 2005.

3.	Environmental Audit Report prepared by the WCM Group, Inc. and dated September 2005.

4.	Letters dated February 3, 2006 and March 29, 2006 from EPA Region VI Re: Expedited Settlement Agreement (ESA) for Risk Management Plan Inspection Findings, Alleged Violations and Proposed Penalty, Docket No. 06-2006-3551.

5.	From time to time, Coleto Creek has exceeded the emission limitations in its air permits (NSR Permit No. 3687 and Federal Operation Permit 0-00025), particularly with regard to opacity during periods of startup, shutdown and load changes. For examples, please see:
o	Gaseous and Opacity Excess Emission and Monitoring System Performance Summary Report (40 CFR 60.7(d)) for Opacity, SO2, and NOx for First Quarter 2004.

o	Gaseous and Opacity Excess Emission and Monitoring System Performance Summary Report (40 CFR 60.7(d)) for Opacity, SO2, and NOx for Second Quarter 2004.

o	Gaseous and Opacity Excess Emission and Monitoring System Performance Summary Report (40 CFR 60.7(d)) for Opacity, SO2, and NOx for Third Quarter 2004.

o	Gaseous and Opacity Excess Emission and Monitoring System Performance Summary Report (40 CFR 60.7(d)) for Opacity, SO2, and NOx for Fourth Quarter 2004.

o	Gaseous and Opacity Excess Emission and Monitoring System Performance Summary Report (40 CFR 60.7(d)) for Opacity, SO2, and NOx for First Quarter 2005.

o	Gaseous and Opacity Excess Emission and Monitoring System Performance Summary Report (40 CFR 60.7(d)) for Opacity, SO2, and NOx for Second Quarter 2005.

o	Gaseous and Opacity Excess Emission and Monitoring System Performance Summary Report (40 CFR 60.7(d)) for Opacity, SO2, and NOx for Third Quarter 2005.

o	Gaseous and Opacity Excess Emission and Monitoring System Performance Summary Report (40 CFR 60.7(d)) for Opacity, SO2, and NOx for Fourth Quarter 2005.

Section 3.13(d) of Disclosure Letter
SO2 Emission Allowances

	Account/Plant		Total
Account ID	Name	Year	Allowances	State	Representative
006178000001	Coleto Creek	2000	20	TX	Mike Fields
006178000001	Coleto Creek	2001	117	TX	Mike Fields
006178000001	Coleto Creek	2002	117	TX	Mike Fields
006178000001	Coleto Creek	2003	117	TX	Mike Fields
006178000001	Coleto Creek	2004	1762	TX	Mike Fields
006178000001	Coleto Creek	2005	14721	TX	Mike Fields
006178000001	Coleto Creek	2006	14721	TX	Mike Fields
006178000001	Coleto Creek	2007	14721	TX	Mike Fields
006178000001	Coleto Creek	2008	14721	TX	Mike Fields
006178000001	Coleto Creek	2009	14721	TX	Mike Fields
006178000001	Coleto Creek	2010	13807	TX	Mike Fields
006178000001	Coleto Creek	2011	13807	TX	Mike Fields
006178000001	Coleto Creek	2012	13807	TX	Mike Fields
006178000001	Coleto Creek	2013	13807	TX	Mike Fields
006178000001	Coleto Creek	2014	13807	TX	Mike Fields
006178000001	Coleto Creek	2015	13807	TX	Mike Fields
006178000001	Coleto Creek	2016	13807	TX	Mike Fields
006178000001	Coleto Creek	2017	13807	TX	Mike Fields
006178000001	Coleto Creek	2018	13807	TX	Mike Fields
006178000001	Coleto Creek	2019	13807	TX	Mike Fields
006178000001	Coleto Creek	2020	13807	TX	Mike Fields
006178000001	Coleto Creek	2021	13807	TX	Mike Fields
006178000001	Coleto Creek	2022	13807	TX	Mike Fields
006178000001	Coleto Creek	2023	13807	TX	Mike Fields
006178000001	Coleto Creek	2024	13807	TX	Mike Fields
006178000001	Coleto Creek	2025	13807	TX	Mike Fields
006178000001	Coleto Creek	2026	13807	TX	Mike Fields
006178000001	Coleto Creek	2027	13807	TX	Mike Fields
006178000001	Coleto Creek	2028	13807	TX	Mike Fields
006178000001	Coleto Creek	2029	13807	TX	Mike Fields
006178000001	Coleto Creek	2030	13807	TX	Mike Fields
006178000001	Coleto Creek	2031	13807	TX	Mike Fields
006178000001	Coleto Creek	2032	13807	TX	Mike Fields
006178000001	Coleto Creek	2033	13807	TX	Mike Fields
006178000001	Coleto Creek	2034	13807	TX	Mike Fields
006178000001	Coleto Creek	2035	13807	TX	Mike Fields

Section 3.14 of Disclosure Letter
Intellectual Property

Software	License	Transferable

Windows XP	Sempra Corporate	No
Office XP	Sempra Corporate	No
Office 2003	Sempra Corporate	No
MS Project	Sempra Corporate	No
Visio	Sempra Corporate	No
Citrix server	Sempra Corporate	No
Great Plains	Sempra Corporate	No
MS Exchange server	Sempra Corporate	No
eRoom	Sempra Corporate	No
MicroGADs	Topaz Power Group	No
Allegro	Sempra Corporate	No
PI System	AEP	TBD
Trend Micro	Sempra Corporate	No
Altiris	Sempra Corporate	No
Veritas BackupExec 10.0	Sempra Corporate	No
HP OpenView	Sempra Corporate	No
MS Server 2003 Enterprise Edition	Sempra Corporate	No
Cisco VPN	Sempra Corporate	No
Sprint Dial Up Solution	Sempra Corporate	No
Note: There is a maintenance contract in place with server (HP) and network (Cisco) equipment hardware manufacturer that provides support in case of a hardware failure. The contract covers all Sempra global servers, routers and switches, including the ones at Coleto.

Section 3.15 of Disclosure Letter
Contracts
1.	Agreement for Technical Services, dated November 11, 2005, between Jeans Waterproofing, Inc. and Coleto Creek Power, LP, for waterproofing services.

2.	Agreement for Technical Services, dated October 5, 2005, between Alimakhek, Inc. and Coleto Creek Power, LP, for elevator repair.

3.	Agreement for Technical Services, dated September 27, 2005, between Basic Industries of South Texas, Ltd. and Coleto Creek Power, LP, for general power plant repair services.

4.	Agreement for Technical Services, dated September 27, 2005, between Conveyor Aggregate Products Corp. and Coleto Creek Power, LP, for conveyor belting services.

5.	Agreement for Technical Services, dated September 6, 2005, between Holt Texas, Ltd. and Coleto Creek Power, LP, for mobile equipment maintenance and repair.

6.	Ash Management, Marketing and Disposal Agreement, dated July 1, 2005, between Boral Material Technologies, Inc. and Coleto Creek Power, LP, for disposal of fly ash.

7.	Agreement for Technical Services, dated June 2, 2005, between A-1 Shiner Fire & Safety, Inc. and Coleto Creek Power, LP, for fire equipment maintenance.

8.	Agreement for Technical Services, dated April 5, 2005, between ABB Inc. and Coleto Creek Power, LP, for site services for power generation systems.

9.	Agreement for Technical Services, dated December 14, 2005, between B&B Metal Buildings, Inc. and Coleto Creek Power, LP, for building repair and construction.

10.	Agreement for Technical Services, dated May 18, 2005, between Better Gardens and Landscape Co. and Coleto Creek Power, LP, for landscaping services.

11.	Ash Management Agreement, dated July 1, 2003, between Coleto Coal Combustion Products Company and AEP Texas Central Company, for bottom ash disposal.

12.	Agreement for Technical Services, dated August 26, 2005, between Clean Harbors Environmental Services, Inc. and Coleto Creek Power, LP, for environmental services.

13.	Agreement for Technical Services, dated March 15, 2005, between Clyde Bergemann, Inc. and Coleto Creek Power, LP, for power boiler services.

14.	Agreement for Technical Services, dated June 14, 2004, between GE Energy Management Services, Inc. and Sempra Energy, Task Number 01, for testing of emissions monitoring system.

15.	Agreement for Technical Services, dated August 17, 2005, between Harryman Oilfield Service and Coleto Creek Power, LP, for general civil work.

16.	Agreement for Technical Services, dated April 29, 2005, between Lankford Company, Inc. and Coleto Creek Power, LP, for painting services.

17.	Agreement for Technical Services, dated August 22, 2005, between Mikon Corporation and Coleto Creek Power, LP, for coal stockpile inventory.

18.	Agreement for Technical Services, dated April 7, 2005, between On-Site Machining Services and Coleto Creek Power, LP, for field machining and repair of plant components.

19.	Agreement for Technical Services, dated March 17, 2005, between Paradigm Services, LP and Coleto Creek Power, LP, for valve and actuator repair services.

20.	Agreement for Technical Services, dated December 27, 2005, between PBS&J and Topaz Power Group, LLC, various task authorizations for safety training and efficiency study.

21.	Agreement for Technical Services, dated November 29, 2005, between Peerless Equipment, Ltd. and Coleto Creek Power, LP, for water well maintenance and restoration.

22.	Agreement for Technical Services, dated March 28, 2005, between Progressive Water Treatment, Inc. and Coleto Creek Power, LP, for water treatment equipment repair services.

23.	Agreement for Technical Services, dated August 19, 2005, between R.B. Watkins, Inc. and Coleto Creek Power, LP, for transformer repair services.

24.	Rail Car Maintenance Agreement, dated February 1, 2005, between CMC Steel Fabricators, Inc. d/b/a Safety Railway Service, LP and Coleto Creek Power, LP, for rail car maintenance.

25.	Agreement for Technical Services, dated December 12, 2005, between Seaflex, Inc. and Coleto Creek Power, LP, for fall arrest systems.

26.	Agreement for Technical Services, dated August 23, 2005, between Team Industrial Services, Inc. and Coleto Creek Power, LP, for power plant repair services.

27.	Agreement for Technical Services, dated August 3, 2005, between Testronics and Coleto Creek Power, LP, for meter and relay testing.

28.	Agreement for Technical Services, dated March 24, 2005, between Thielsch Engineering, Inc. and Coleto Creek Power, LP, for power plant inspection and repair services.

29.	Agreement for Technical Services, dated March 24, 2005, between Underwater Construction Corporation and Coleto Creek Power, LP, for underwater diving and repair services.

30.	Agreement for Technical Services, dated July 13, 2005, between United Science Testing, Inc. and Coleto Creek Power, LP, for CEMS Flow Characterization and Testing.

31.	Agreement for Technical Services, dated August 2, 2005, between Whitehead Construction, Inc. and Coleto Creek Power, LP, for precipitator maintenance services.

32.	Agreement for Technical Services, dated June 13, 2005, between Washington Group International and Coleto Creek Power, LP, for engineering studies.

33.	Engineering, Procurement and Construction Contract, dated March 10, 2006, between Alstom Power Inc. and Coleto Creek Power, LP, for construction and installation of bag house.

34.	Agreement for Technical Services, dated February 20, 2006, between All-Temps Temporary Services and Coleto Creek Power, LP, for temporary employees.

35.	Agreement for Technical Services, dated February 1, 2006, between Thyssenkrupp Elevator Corp. and Coleto Creek Power, LP, for elevator inspection and repair services.

36.	Agreement for Technical Services, dated February 17, 2006, between H & S Constructors, Inc. and Coleto Creek Power, LP, for power plant maintenance and general construction services.

37.	Agreement for Technical Services, dated February 17, 2006, between Dresser Direct and Coleto Creek Power, LP, for safety valve repair services.

38.	Agreement for Technical Services, dated March 2, 2006, between Madison International Services Team, Ltd. and Coleto Creek Power, LP, for general plant maintenance and repair.

39.	Master Coal Purchase and Sale Agreement, dated August 13, 2004, between Kennecott Coal Sales Company and Coleto Creek WLE, LP, for purchase of coal.

40.	Letter Agreement for Assignment of Master Coal Purchase and Sale Agreement, dated January 31, 2005, between Kennecott Coal Sales Company, Kennecott Energy and Coal Company and Coleto Creek WLE, LP.

41.	Confirmation Letter, dated January 4, 2005, between Kennecott Energy and Coal Company and Coleto Creek Power, LP.

42.	Confirmation Letter, dated September 9, 2005, between Kennecott Energy and Coal Company and Coleto Creek Power, LP.

43.	Master Coal Purchase and Sale Agreement, dated September 3, 2004, between Coalsales, LLC and Coleto Creek WLE, LP, for purchase of coal.

44.	Confirmation Letter, dated August 25, 2004, between Coalsales, LLC and Coleto Creek WLE, LP.

45.	Confirmation Letter, dated June 16, 2005, between Coalsales, LLC and Coleto Creek Power, LP.

46.	Confirmation Letter, dated July 15, 2005, between Coalsales, LLC and Coleto Creek Power, LP.

47.	Master Power Purchase and Sale Agreement, dated June 28, 2004, between Sempra Energy Solutions and Coleto Creek WLE, LP, as amended as of the date hereof, for the purchase and sale of electrical energy.

48.	Master Power Purchase and Sale Agreement, dated June 22, 2004, between J. Aron and Company and Coleto Creek WLE, LP, as amended on December 6, 2004, for the purchase and sale of electrical energy.

49.	Master Power Purchase and Sale Agreement, dated May 27, 2004, between Morgan Stanley Capital Group Inc. and Coleto Creek WLE, LP, for the purchase and sale of electrical energy.

50.	Water Sales and Supply Contract, dated September 1, 1975, between GBRA and Coleto Creek Power, LP’s predecessor in interest, Central Power and Light Company, as amended May 14, 1999.

51.	Amendment to Water Sales and Supply Contract, dated May 14, 1999, between GBRA and Coleto Creek Power, LP’s predecessor in interest, Central Power and Light Company.

52.	Operating Agreement, dated December 16, 1976, between GBRA and Coleto Creek Power, LP’s predecessor in interest, Central Power and Light Company.

53.	Track Lease Agreement, dated November 1, 2000, between Union Pacific Railroad Company and Coleto Creek Power, LP’s predecessor in interest, Central Power and Light Company.

54.	Farm Lease, dated March 1, 2001, between Upland Cattle Company and Coleto Creek Power, LP’s predecessor in interest, Central Power and Light Company, as amended March 1, 2004, and as further amended March 1, 2005.

55.	Lease Agreement, dated May 16, 2003, between Hunter Industries, Ltd. and Coleto Creek Power, LP’s predecessor in interest, AEP Texas Central Company (f/k/a Central Power and Light Company), as amended May 18, 2005.

56.	Paid Up Oil and Gas Lease, dated November 19, 2004, between Armstrong Oil & Gas, L.L.C. and Coleto Creek WLE, LP.

57.	Oil, Gas and Mineral Lease, dated August 23, 2005, between Cody Texas, L.P. and Coleto Creek Power, LP.

58.	Oil, Gas and Mineral Lease, dated January 20, 2006, between BP Productions, Inc. and Coleto Creek Power, LP.

59.	Oil, Gas and Mineral Lease, dated January 16, 2006, between Patterson Petroleum LP and Coleto Creek Power, LP.

60.	Railroad Transportation Contract, dated April 29, 2003, between Union Pacific Railroad Company and Coleto Creek Power, LP’s predecessor in interest, AEP Texas Central Company.

61.	Master Net Railcar Lease, dated December 14, 2005, between Babcock & Brown Rail Funding LLC and Coleto Creek Power, LP.

62.	Environmental Consulting Services Agreement, dated November 30, 2004, between WCM Group, Inc. and Topaz Power Group, LLC, various task authorizations for environmental consulting services.

63.	ERCOT Generation Interconnection Agreement, dated July 1, 2004, between AEP Texas Central Company and Coleto Creek WLE, LP.

64.	Easement, License and Site Access Agreement, dated as of July 1, 2004, between AEP Texas Central Company and Coleto Creek WLE, LP.

65.	Agreement for Technical Services, dated March 22, 2006, between Lone Star Railroad Contractors, Inc. and Coleto Creek Power, LP, for railroad track maintenance and repair.

66.	Agreement for Technical Services, dated March 29, 2006, between Schindler-Moody Inspection Services and Coleto Creek Power, LP, for boiler inspection services.

Section 3.16 of Disclosure Letter
Insurance
Sempra Energy Corporate Insurance Programs available for the Coleto Creek Power Station (and as noted, other Topaz Power Group facilities), including insurer(s), major limits, policy numbers and periods. All such insurance is provided on a corporate-wide basis.
Applicable to Coleto Creek Only
Property Insurance: Primary Property Policy Term Annual (April 8th to April 8th), Policy Nos. AN0501090, AN0501091, AN0501092, AN0501093, & AN0501094 for 2005-2006 policy term; Excess Property Policy Term Annual (January 1st to December 31st), Policy No. 200-2001, for 2006 policy term.
Covers all risks of direct physical damage including the perils of flood, earthquake and machinery breakdown. Damaged property will be valued at full replacement cost. The limit of liability is $260 million each occurrence with a per loss deductible of $1 million. Terrorism caused losses are covered above a $10 million deductible. Coverage is shared with other Sempra subsidiaries with only flood and earthquake in the first $10 million subject to annual aggregate limits. Loss payee status required by a loan agreement can be added by endorsement to this insurance. Coverage for primary property policies are placed with Lloyd’s of London syndicates (A.M. Best’s rated “A, XV”), Aspen Insurance UK Ltd (UK; A.M. Best’s rated “A, XI”), Great Lakes Reinsurance (UK; A.M. Best’s rated “A+, XV”), Arch Insurance Company (Europe) Ltd (UK; A.M. Best’s rated “A-, VII”), Energy Insurance Mutual (“EIM”; Barbados; A.M. Best’s rated “A, IX”), and Newmarket Underwriters Insurance Company (U.S.; A.M. Best’s rated “A+, XIV”); for excess property with OIL Ltd. (Bermuda; Mutual insurer).
Business interruption insurance can be added to the existing corporate property insurance program. Coverage includes profits and continuing expenses written for a value equal to the values reported by the insured. Claims are settled on an actual loss sustained basis. That is, proof of actual loss is required at the time the loss occurs. A deductible of 45 days would apply to this coverage.
Applicable to Coleto Creek and Other Topaz Power Group Facilities
Excess Liability Insurance: Policy Term Annual (June 26th to June 26th), Policy No. X0022A1A05 for 2005-2006 policy term.
Covers third party legal liability for bodily injury, property damage or personal injury. Includes coverage for excess auto liability, excess employers’ liability and operational pollution liability. The limit of liability is $35 million with a $1 million per occurrence deductible. Liability arising from terrorism is not excluded. Coverage is shared with other Sempra subsidiaries. There is no annual aggregate limit for general or auto liability. Additional insured status required in a written contract is automatically recognized by this policy. Sempra maintains additional excess liability insurance above this coverage with annual aggregate limits. Coverage placed with AEGIS (A.M Best’s rated “A, XI”).

Automobile Insurance (U.S.): Policy Term Annual (June 26th to June 26th), Policy No. AS1-621-004541-195 for 2005-2006 policy term.
Primary auto liability in the amount of $1 million, and comprehensive and collision coverage for vehicles with reported vehicle value greater than $10,000. Covers all owned, non-owned and hired vehicles. Reporting of new and changed autos to Sempra Energy Risk Management is required. Auto I.D. cards required by state law are issued by Sempra Energy Risk Management. Coverage placed with Liberty Mutual (A.M Best’s rated “A, XV”).
Workers Compensation Insurance: Policy Term Annual (June 26th to June 26th), Policy No. WA7-62D-004541-175 for 2005-2006 policy term.
Covers statutory benefits payable under the Workers’ Compensation laws of Texas. This policy is shared with other Sempra Energy subsidiaries. There are no aggregate limits of liability in Workers Compensation coverage. Terrorism is not excluded. Coverage placed with Liberty Mutual (A.M. Best’s rated “A, XV”).
Crime Insurance: Policy Term Annual (October 1st to October 1st), Policy Nos. AK00500550 (primary layer) & AK0500551 (excess layer) for 2005-2006 policy term.
Covers losses sustained by Sempra and its subsidiary or covered companies arising from dishonesty by employees that involves loss of money or other property. The limit of liability is $40 million with a $1 million per loss deductible. This insurance is shared with other Sempra subsidiaries. There is no annual aggregate limit of liability. Coverage placed with Lloyds’s syndicates (A.M. Best’s rated “A-, XV”).
Employment Practices Liability Insurance: Policy Term Annual (June 26th to June 26th), Policy Nos. X0022A1A05 & 501666-05GL for 2005-2006 policy term.
Covers liability arising from employment related claims including discrimination, wrongful termination, failure to promote, harassment, retaliation and hostile work environment. The limit of liability is $35 million with a $1 million deductible. This insurance is shared with other Sempra subsidiaries. The policy has an $85 million aggregate limit of liability for all losses. Coverage placed with AEGIS (A.M Best’s rated “A, XI”).
Fiduciary Liability Insurance: Policy Term Annual (June 26th to June 26th), Policy No. F0022A1A05 for 2005-2006 policy term.
Provides coverage for liability arising from wrongful acts committed by fiduciaries of employee benefit programs. The limit of liability is $25 million with a $1 million deductible ($10 million for securities related claims). This insurance is shared with other Sempra subsidiaries and the policy has an annual aggregate limit of $25 million for all losses. Coverage placed with AEGIS (A.M Best’s rated “A, XI”).

Section 3.18(a) of Disclosure Letter
Affiliate Transactions – Company Affiliate Contracts
1.	Electricity Sales and Purchase Agreement dated as of July 1, 2004 between Sempra Energy Solutions and Coleto Creek WLE, LP.
2.	Master Power Purchase and Sale Agreement, dated June 28, 2004, between Sempra Energy Solutions and Coleto Creek WLE, LP, as amended as of the date hereof, for the purchase and sale of electrical energy.
On the Closing Date under the Agreement, Sellers will cause the termination of the following:
3.	Energy Services Agreement dated as of January 1, 2006, between Coleto Creek WLE, LP and Sempra Energy Solutions.
4.	Asset Management Agreement (Topaz) dated as of July 1, 2004, by and between Coleto Creek Power, LP and Sempra Texas Services, LP.
5.	Employee Secondment Agreement dated as July 1, 2004 by and between Topaz Power Group, LLC and Coleto Creek Power, LP.
6.	General Services Agreement dated July 1, 2004 between Topaz Power Group, LLC and Coleto Creek Power, LP.
7.	Qualified Scheduling Entity Services Agreement dated as of February 9, 2005 between Sempra Texas Services and Coleto Creek Power, LP, Barney M. Davis, LP, Eagle Pass WLE, LP, Lon C. Hill, LP, Nueces Bay WLE, LP and Victoria WLE, LP (to be terminated solely with respect to the Company).

Section 3.18(b) of Disclosure Letter
Affiliate Transactions – Exceptions
None.

Section 3.19 of Disclosure Letter
Brokers; Finders and Fees
•	Engagement Letter by and between Topaz Power Partners, LLC and Goldman, Sachs & Co., dated as of November 30, 2005.

Section 4.3 of Disclosure Letter
Consents and Approvals; No Violations
1.	Clearance from the Federal Trade Commission and/or the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) or the expiration or earlier termination of the applicable waiting period under the HSR Act.
2.	Approval from the Public Utility Commission of Texas under Section 39.158 of Chapter 39 of the Texas Utilities Code of the Stock Purchase.

Section 4.4 of Disclosure Letter
Litigation – Buyer
None.

Section 5.1 of Disclosure Letter
Operating Covenants of the Company
1.	Any cash that is restricted by the terms of the Credit Agreement from use in the day to day operating of the Company (and that is categorized as “Restricted Cash” on the Company’s balance sheet), but is available to satisfy certain of its obligations, may be distributed by the Company prior to or simultaneously with the Closing.
2.	At or prior to the Closing, the Company amounts payable to Topaz Power Group, LLC will be cancelled and amounts payable to Sempra Texas Services, LP will be paid in cash.
3.	Prior to or simultaneously with the Closing, each letter of credit supporting the Company’s obligations pursuant to the following agreements shall be terminated: (i) each of the Master Power Purchase and Sale Agreement dated as of May 27, 2004 between the Borrower and Morgan Stanley Capital Group Inc., and the related Transaction Confirmation of even date therewith and the guarantee of Morgan Stanley in respect thereof and (ii) each of the Master Power Purchase Agreement dated as of June 22, 2004 between the Borrower and J. Aron & Company, and the related Transaction Confirmation of even date therewith and the guarantee of The Goldman Sachs Group, Inc. in respect thereof.
4.	Specified Affiliate Contracts indicated on Schedule 3.18(a) to be terminated at Closing.

5.	A routine plant maintenance outage is scheduled for April 22 – 30. The major activity for this outage is to clean the precipitators.

Section 5.1-A of Disclosure Letter
Capital Expenditures Contemplated
1.	$37,800,000 for Baghouse Project (total project estimated at $55.8 million for 2006 and 2007).

2.	$70,000 for Pulverizer Pre-heating System.

3.	$70,000 for High Pressure Sluice Pump.

4.	$80,000 for Low Pressure Sluice Pump.

5.	$80,000 for Conveyor Belts.

Section 5.6(d)
Employees; Employee Benefits – Minimum Severance Benefits
1.	One week of base pay for each year of service;

2.	One week of base pay per each $10,000 of base pay;

3.	Outplacement assistance; and

4.	Employee’s choice of either (a) the company paid COBRA continuation coverage for four (4) months of medical, dental and vision benefits, or (b) a $2,000 lump sum payment.

Section 5.13
Transition Services Agreement
I.	Parties:
Buyer and Sempra Texas Services
II.	Provision of Services by Sempra:
Upon request of ANP, Sempra shall perform or cause to be performed the following Services on terms and conditions to be mutually agreed by the parties:
a.	Financing/Accounting Services

b.	Assistance in baghouse construction matters

c.	Power Settlement Services

d.	Information Systems/Telecom Services

e.	Human Resources Services

f.	Assistance with Tax Matters

g.	Settlement and Scheduling Services

h.	Such other services as mutually agreed by the parties
III.	Services Metrics for Services provided by Sempra:
Sempra shall provide the Services in a commercially reasonable manner.
IV.	Compensation for Services provided by Sempra:
ANP shall pay Sempra for in-house Services rendered on the basis of salary plus a stated mark-up to reflect overhead. Any outside consultants shall be retained and paid for by ANP.
V.	Right to Use Sempra Software and Hardware by ANP:
ANP shall be entitled to the use of certain software and hardware of Sempra as mutually deemed appropriate, subject to the terms and conditions of any applicable agreement with respect to such hardware and software.
VI.	Compensation for Use of Software and Hardware by ANP:
ANP shall pay Sempra for the use of software and hardware on an actual cost basis.
VII.	Payment Terms:
Sempra shall invoice ANP on a monthly basis. ANP shall pay invoices in full within thirty (30) days after receipt, subject to the right to withhold disputed portions of any invoice.
VIII.	Coordination Representative:
The Parties shall each appoint a representative to coordinate the requesting, coordination, scheduling and delivery of Services and Use of Software and Hardware by the Parties.
IX.	Audit Provision

ANP shall have the right to examine and audit books and records of Sempra maintained pursuant to the Transition Services Agreement.
X.	Term:
The Transition Services Agreement will be effective for an agreed period of time, to be specified in the definitive agreement, but not to exceed 60 days, subject to the terms of such early termination provisions as the parties deem necessary and appropriate.
XI.	Limitation of Liability:
Parties shall not be liable for loss of profits or revenue or any other indirect, incidental, consequential, punitive or exemplary damages.
X.	Customary Force Majeure Clause

XI.	Arbitration Clause

XII.	Confidentiality Clause

Section 8.10
Sellers’ Persons with Knowledge
•	Stephen Schaefer
•	Rick Vaccari
•	Octavio Simoes
•	Darren Stephens
•	Mike Fields
•	Barbara Clemenhagen
•	Vince Cegielski
•	Andrew Wolan
•	Mike Tierney
•	Lisa Gomez
•	Dale Lebsack
•	Kathleen Garrett
•	Kenny Draper
•	Mel Wolfschlag
•	Sonny Williamson
•	Robert Stevens
•	Kathy Walker
•	Nancy Cameron

ANNEX A
SHARING PERCENTAGE

Seller	Sharing Percentage
Topaz Power Group GP, LLC	0.10%

Topaz Power Group LP, LLC	99.90%

45